UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No. 3)

Check the appropriate box:
☒	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement
Northern California Bancorp, Inc.
(Name of Registrant As Specified In Its Charter)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

[On Letterhead]

NOTICE OF ACTION TAKEN PURSUANT TO

WRITTEN CONSENT OF SHAREHOLDERS

Dear Shareholder:

As you may know, on October 3, 2008, the Emergency Economic Stabilization Act was signed into law in an effort to restore liquidity and stability to the United States financial system and promote future economic growth.  Under the terms of that Act, the United States Department of the Treasury (the “Treasury”) initiated the TARP Capital Purchase Program (the “Program”) pursuant to which the Treasury will purchase senior preferred shares, and warrants to acquire additional securities, in financial institutions and/or their bank holding companies to provide additional capital and liquidity to those institutions.  As many of our competitors are likely to participate, your Board of Directors has determined that it is in the best interest of Northern California Bancorp, Inc. (the “Company”) and its shareholders to participate in the Program.

Treasury has issued two separate Term Sheets providing for slightly different sets of terms and conditions for participation in the Program – one for “public” companies, as defined, and one for “non-public” companies, which includes the Company.  One of the primary differences is that for “public” companies the warrants to be issued to Treasury will provide for the issuance of common stock.  For “non-public” companies the warrants to be issued to Treasury will provide for the issuance of additional shares of the preferred stock.  “Non-public” companies are being given the choice as to which Term Sheet to utilize and we’ve determined that the “non-public” Term Sheet provides the best terms for the Company.  In order to participate in the Program, the Company must be able to issue preferred shares and, just in case the Company must utilize the “public” Term Sheet, sufficient common shares to allow for the issuance of the warrants.  Currently, our Articles of Incorporation only authorize the issuance of a total of 2,500,000 shares of common stock and they do not authorize the issuance of any preferred shares.  Consequently, it is necessary for the Company to amend its Articles of Incorporation to authorize the issuance of preferred shares and additional common shares.

In connection therewith, this notice (this “Notice”) and the accompanying Information Statement are being furnished by the Board of Directors to the holders of the Company’s shares of common stock, no par value (the “Common Stock”), as of October 28, 2008.  The purpose of this Notice and the accompanying Information Statement is to notify you that on October 28, 2008, the Board of Directors unanimously approved, and the holders of more than a majority of our issued and outstanding Common Stock approved by written consent, an amendment to the Company’s Articles of Incorporation (the “Amendment”).  The Amendment authorizes the Company to issue up to 10,000,000 shares of preferred stock, which may be issued from time to time in one or more series as determined by the Board of Directors.  The Board of Directors shall be authorized to designate all rights, preferences, privileges and restrictions attendant to each series as well as the number of shares authorized for issuance in each series, which matters shall be expressed in resolutions adopted by the Board of Directors and filed with the Secretary of State of the State of California.  Additionally, the Amendment authorizes the Company to issue an additional 7,500,000 shares of Common Stock for a total of 10,000,000 shares of Common Stock authorized for issuance after the Amendment.

A copy of the Certificate of Amendment of Articles of Incorporation is attached as Appendix A to the accompanying Information Statement.

We are not asking you for a proxy and you are requested not to send us a proxy.

The Amendment has been duly authorized and approved by the Board of Directors and by the holders of a majority of the Company’s Common Stock.  The Information Statement is provided solely for your information and also serves as the notice required by Section 603(b) of the California General Corporation Law.  The Amendment will not become effective before [                        ], 2008, which is twenty (20) days after this Notice and the accompanying Information Statement were first sent to the Company’s shareholders.  The attached Information Statement contains a description of the Amendment and you are urged to read the Information Statement in its entirety.

This Notice and the accompanying Information Statement are being mailed on or about December [    ], 2008 to holders of record of Common Stock as of the close of business on October 28, 2008.

By Order of the Board of Directors

Dated: December [ ], 2008	Dorina A. Chan, Secretary
Northern California Bancorp, Inc.

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is being furnished to all holders of common stock, no par value (the “Common Stock”), of Northern California Bancorp, Inc. (the “Company,” “us,” “we,” or “our”), who held Common Stock as of October 28, 2008, in connection with the adoption of an amendment (the “Amendment”) to the Articles of Incorporation of the Company.  The Amendment will authorize the Company to issue up to 10,000,000 shares of preferred stock as deemed necessary from time to time by the Board of Directors of the Company.  Additionally, the Amendment authorizes the Company to issue, as deemed necessary from time to time by the Board of Directors, an additional 7,500,000 shares of Common Stock in addition to the 2,500,000 shares already authorized for issuance, for a total of 10,000,000 shares of Common Stock authorized for issuance after the Amendment.

On October 28, 2008, the Amendment was unanimously approved by the Board of Directors and the holders of more than 50% of the issued and outstanding shares of Common Stock executed and delivered to the Company a written consent approving the Amendment.  As a result, there will be no meeting of shareholders to approve the Amendment, and the Board of Directors is not soliciting your proxy in connection with approving the Amendment.

This Information Statement is first being sent on or about December [    ], 2008 to all holders of record of Common Stock at the close of business on October 28, 2008 (the “Record Date”).  As of the Record Date, there were issued and outstanding 1,803,908 shares of the Company’s Common Stock.

The entire cost of furnishing this Information Statement will be borne by the Company.  We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them.

General

On October 14, 2008, the U.S. Department of the Treasury (the “Treasury”) announced a voluntary TARP Capital Purchase Program (the “Program”) to provide U.S. financial institutions with the opportunity to obtain additional capital.  Under the Program, the Treasury will purchase up to $250 billion of senior preferred shares.  The Program will be available to U.S. financial institutions that meet the Program’s eligibility requirements.

Currently, the Company’s Articles of Incorporation provide for an authorized capitalization consisting of 2,500,000 shares of Common Stock, of which, as of October 28, 2008: (a) 1,803,908 shares of Common Stock were issued and outstanding, (b) 64,661 shares of Common Stock were reserved for issuance under the Company’s 1998 Stock Option Plan, and (c) 300,000 shares of the Company’s Common Stock were reserved for issuance under the Company’s 2007 Stock Option Plan, leaving only 331,431 shares of Common Stock authorized but unissued and unreserved.  The primary purpose of the Amendment is to authorize the Company to issue shares of preferred stock, and additional shares of Common Stock, in order to satisfy certain eligibility requirements set forth under the Program.  The Board of Directors believes that it is in the best interests of the Company and its shareholders to afford the Company all opportunities to obtain additional capital as deemed necessary from time to time by the Board of Directors.  Accordingly, the Board of Directors has applied to participate in the Program to the extent of $5,500,000, which is less than the maximum permitted.  As of the date of this Information Statement, our application is pending and no assurances can be given that the Company will be able to participate in the Program or the amount of consideration the Company will receive from Treasury for the preferred shares that may be issued by the Company under the Program.

Should the Treasury deny our application, we do not anticipate that it will have a material adverse effect on our capital resources, results of operations or liquidity.  Without the additional capital, we anticipate that our growth and ability to satisfy customer loan demand may be slowed, but we are well capitalized, are profitable and have implemented policies and procedures we believe allow us to adequately maintain our liquidity.

Required Votes to Approve the Amendment

Approval to amend the Articles of Incorporation under the California General Corporation Law (the “CGCL”) requires approval by the Board of Directors and the affirmative vote of the holders of a majority of the voting stock of the Company.  The Company has no class of voting stock outstanding other than its Common Stock.  Each share of Common Stock is entitled to one vote.  As of the Record Date there were 1,803,908 shares of Common Stock issued and outstanding.

Section 603 of the CGCL provides in substance that, unless the Articles of Incorporation provides otherwise, shareholders may take action without a meeting of shareholders and without prior notice if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding voting stock holding not less than the minimum number of votes that would be necessary to approve such action at a shareholders meeting.  Under the applicable provisions of the CGCL, this action is effective when written consents from holders of record of a majority of the outstanding shares of voting stock are executed and delivered to the Company.

In accordance with the CGCL, on October 28, 2008, the Board of Directors unanimously approved the Amendment and the holders of approximately 53.8% of the issued and outstanding shares of Common Stock approved the amendment by written consent.  As a result, no vote or proxy is required by the Company’s remaining shareholders to approve adoption of the Amendment.

Notice to Shareholders

This Information Statement constitutes notice of the action taken without a meeting as required by Section 603(b) of the CGCL.  The Company will undertake no additional action with respect to the receipt of written consents, and no dissenters’ rights under the CGCL are afforded to the Company’s shareholders as a result of the adoption of the Amendment.

Effective Date of the Amendment

The Amendment will become effective when filed with the California Secretary of State.  Under Rule 14c-2 of the Securities Exchange Act of 1934, as amended, the Amendment cannot take effect until 20 days after this Information Statement is first sent to shareholders.  Accordingly, the earliest date on which the Amendment will be filed with the California Secretary of State is
[                     ], 2008, which is 20 days after the mailing of this Information Statement.

SHAREHOLDINGS OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Management of the Company does not know of any persons, other than those set forth below, who are the beneficial owners of more than 5% of the Company’s outstanding Common Stock as of the Record Date.  The following table sets forth certain information, as of the Record Date, concerning the beneficial ownership of the Company’s outstanding Common Stock by each of the principal shareholders, directors and named executive officers(1) of the Company and by all directors and named executive officers of the Company as a group.  Management of the Company is not aware of any change in control of the Company which has occurred since January 1, 2008, or of any arrangement which may, at a subsequent date result in a change in control of the Company, except as disclosed in Footnote 3 to the table below.

Each of the individuals listed below, with the exception of the David S. Lewis Trust, executed the written consent of shareholders approving the Amendment.  No shareholders refused to execute the written consent.

Attention should be given to the footnote references set forth in the column entitled “Amount and Nature of Beneficial Ownership.”  In addition, shares of Common Stock issuable pursuant to options which may be exercised within 60 days of the Record Date are deemed to be issued and outstanding (“vested”) for the purpose of calculating the percentage ownership for such individuals, but not the percentage ownership of any other individuals.  Unless otherwise stated, voting and investment powers are shared with the spouse or registered domestic partner of the respective shareholder under California community property laws.

(1)

The named executive officers, as determined pursuant to Item 402(a)(3) of Regulation S-K, include the Company’s Chairman of the Board of Directors, President, Chief Executive Officer; the Company’s Executive Vice President, Chief Financial Officer and Chief Operating Officer; and the Company’s Executive Vice President and the Bank’s Chief Lending Officer. The address of each director and named executive officer is c/o 601 Munras Avenue, Monterey, California 93940.

Name(1)	Position	Amount and Nature of Beneficial Ownership		Percent of Class Beneficially Owned
Mark A. Briant	Director	2,534	(2)	0.14%
Charles T. Chrietzberg, Jr.	Chairman, President and CEO; Principal Shareholder	748,874	(3)	40.95%
Sandra G. Chrietzberg	Director; Principal Shareholder	748,874	(3)	40.95%
Stephanie G. Chrietzberg	Director, Vice President — Business Development	26,640	(4)	1.48%
Peter J. Coniglio	Director	76,355	(5)	4.20%
Carla S. Hudson	Director	39,899	(6)	2.21%
Timothy M. Leveque	Executive Vice President and Chief Lending Officer	62,011		3.44%
John M. Lotz	Director	11,395	(7)	0.63%
Bruce N. Warner	Executive Vice President, Chief Financial Officer and Chief Operating Officer; Principal Shareholder	114,530		6.35%
David S. Lewis Trust(8)	Principal Shareholder	153,863		8.53%
All Directors and Executive Officers as a Group (9 in number)		1,082,238	(9)	58.34%

(2)	Shares are held in a profit sharing plan as to which Mr. Briant has voting and investment power.

(3)

Includes 25,000 shares subject to vested stock options.  400,000 shares of the Common Stock owned by Mr. Chrietzberg are pledged to secure a loan from an unaffiliated bank. Should he default under such credit, the shares could be acquired by the lender, or sold pursuant to applicable terms of the Uniform Commercial Code, in a transaction that could result in a change in control of the Company.  Such transaction may require approval under provisions of Federal and California change in bank control laws.  Also includes an aggregate of 18,414 shares held beneficially by Mr. Chrietzberg and Mrs. Chrietzberg in Individual Retirement Accounts, where voting power is also shared with the custodian of the account.  Includes shares of spouse pursuant to California’s community property laws. These shares are only included once in calculating “All Directors and Officers as a Group.”

(4)	Sole voting power.

(5)

Includes 13,161 shares subject to vested stock options.  Of the remaining shares, 28,211 are held by Mr. Coniglio, 26,530 are held in a family trust controlled by Mr. Coniglio, as to which he has sole voting and investment power and 8,453 shares are held by Hudson, Martin, Ferrante & Street, a partnership of which Mr. Coniglio is the managing partner, with voting and investment power.

(6)

Includes 2,500 shares subject to vested stock options.  The remaining shares are held jointly with family members, other than 1,610 shares held in a corporate pension, as to which Ms. Hudson has voting and investment power.

(7)	Includes 10,500 shares subject to vested stock options.

(8)	The business address for the David S. Lewis Trust is 13500 N. Rancho Vistoso Blvd, Tucson, AZ 85755.

(9)	Includes 51,161 vested stock options held by all Directors and Executive Officers as a group.

DESCRIPTION OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION

Background

The Amendment, which was unanimously approved by the Board of Directors and by the holders of a majority of the outstanding shares of Common Stock on October 28, 2008: (a) authorizes the issuance of up to 10,000,000 shares of preferred stock; and (b) authorizes an additional 7,500,000 shares of Common Stock in addition to the 2,500,000 shares already authorized for issuance, for a new total of 10,000,000 shares of Common Stock authorized.

Currently, the Company’s Articles of Incorporation only authorize the issuance of 2,500,000 shares of Common Stock.  The preferred stock authorized by the Amendment may be issued from time to time in one or more series as determined by the Board of Directors, which is authorized to designate all rights, preferences, privileges and restrictions attendant to each series as well as the number of shares authorized for issuance in each series, which matters shall be expressed in resolutions adopted by the Board of Directors and filed with the California Secretary of State.  All of the preferred stock authorized but unissued and unreserved may be issued from time to time in one or more series as determined by the Board of Directors.  A copy of the Certificate of Amendment of Articles of Incorporation is attached hereto as Appendix A.

The Amendment has been adopted to facilitate and effectuate participation in the Treasury’s recently announced TARP Capital Purchase Program, as more fully described in the section below entitled “Reasons for Adoption of the Amendment.”

Current Articles of Incorporation

Currently, the Company’s Articles of Incorporation authorizes the issuance of only 2,500,000 shares of Common Stock and does not authorize the issuance of any class of preferred stock.

Description of Common Stock

Voting.  The holders of Common Stock currently possess exclusive voting rights in the Company.  On matters submitted to the shareholders of the Company, the holders of Common Stock are entitled to one vote for each share held.  No shares have cumulative voting rights.

Dividends.  Holders of shares of Common Stock are entitled to receive any dividends declared by the Board of Directors out of funds legally available therefor.  The ability of the Company to pay cash dividends is subject to the ability of the Monterey County Bank, the Company’s banking subsidiary, to pay dividends or make other distributions to the Company, which in turn is subject to limitations imposed by law and regulation.

Liquidation Rights.  In the event of any liquidation or dissolution of the Company, all assets of the Company legally available for distribution after payment or provision for payment of (i) all debts and liabilities of the Company, (ii) any accrued dividend claims, and (iii) liquidation preferences of any outstanding preferred stock, will be distributed ratably, in cash or in kind, among the holders of common stock.

Reasons for Adoption of the Amendment

The primary purpose of the amendment is to authorize the Company to sell shares of preferred stock to the United States Department of Treasury (the “Treasury”) under the TARP Capital Purchase Program (the “Program”).  The Program was instituted by the Treasury pursuant to the Emergency Economic Stabilization Act of 2008 which provides up to $700 billion to the Treasury to buy mortgages and other assets from financial institutions, to invest and take equity positions in financial institutions, and to establish programs that will allow companies to insure their troubled assets.  Under the Program, the Treasury will purchase up to $250 billion of senior preferred shares (the “Senior Preferred”) from qualifying financial institutions.  The Program facilitates capital growth in order to increase the flow of financing to U.S. businesses and consumers by selling shares of Senior Preferred to the Treasury and will be available to U.S. financial institutions that meet the Program’s eligibility requirements and that elect to participate before 5:00 p.m. (EDT) on November 14, 2008.

The Program allows qualifying financial institutions to sell that amount of the Senior Preferred to the Treasury equal to not less than 1% of the institution’s risk-weighted assets and not more than the lesser of (a) $25 billion and (b) 3% of its risk-weighted assets.  The Senior Preferred will qualify as Tier 1 capital and will rank senior to Common Stock and pari passu, which means “at an equal level in the capital structure,” with existing preferred shares, other than preferred shares which by their terms rank junior to any other existing preferred shares.

The Senior Preferred shares will pay a cumulative dividend rate of 5% per annum for the first five years and will reset to a rate of 9% per annum after year five.  The dividend will be payable quarterly in arrears.  The Senior Preferred shares will be non-voting, other than class voting rights on matters that could adversely affect the shares.  The Senior Preferred shares will be callable at par after three years.  Prior to the end of three years, the Senior Preferred may be redeemed with the proceeds from a qualifying equity offering of any Tier 1 perpetual preferred stock or Common Stock.  The Treasury may also transfer the Senior Preferred shares to a third party at any time.  In conjunction with the purchase of Senior Preferred shares, the Treasury will receive warrants to purchase that number of additional shares of the Senior Preferred (“Warrant Preferred”) having an aggregate liquidation preference equal to 5% of the Senior Preferred, exercisable at $0.01 per share.  The Treasury has indicated its intent to immediately exercise the warrants, which will have a term of 10 years.  The Warrant Preferred shares will pay dividends at a rate of 9% per annum and may not be redeemed until all of the Senior Preferred shares have been redeemed.

To participate in the Program, a qualifying financial institution is required to meet certain standards, including: (i) ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of the institution; (ii) requiring a clawback of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate; (iii) prohibiting the institution from making any golden parachute payment to a senior executive based on an Internal Revenue Code provision; and (iv) agreeing not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive. .We have reviewed our executive compensation arrangements and anticipate that it will be necessary to modify our employee benefit programs and contracts to comply with the limits on executive compensation established by the Program.  For example, our executive officers will have to agree to the clawback of any bonus paid pursuant to our annual incentive plan, which is based on ratios of return on average assets (“ROA”) and return on beginning equity (“ROE”), if the payments were based on materially inaccurate financial statements or materially inaccurate ROA or ROE calculations; Mr. Chrietzberg’s severance and change in control benefits will have to be evaluated and, if necessary, capped to avoid the limitations applicable to golden parachute payments; the Company will have to agree to limit its claim to a federal income tax deduction for compensation in excess of $500,000 per year for any one executive, although this income tax deduction limitation will not affect any existing employment arrangement; and each of the executive officers will have to sign a waiver releasing the Treasury from any claims as a result of any changes imposed on their compensation as a result of the Company’s participation in the Program.

Pro Forma Financial Information

The Board of Directors believes that it is in the best interests of the Company and the shareholders to afford the Company the opportunity to obtain additional capital through the Program and as deemed necessary from time to time by the Board of Directors.  If we are approved to receive the full amount requested pursuant to the Program, we would issue Senior Preferred shares to the Treasury raising $5,500,000 in additional capital at the Company level.  This would increase the Company’s regulatory capital ratios from 8.77%, 12.52% and 6.31% for Tier 1 Risk-Weighted, Total Risk-Weighted and Leverage Capital Ratios at September 30, 2008, respectively, to 12.20%, 15.23% and 8.65%, respectively, on a pro forma basis.  If we are approved to receive the minimum amount requested pursuant to the Program, we would issue Senior Preferred shares to the Treasury raising $1,947,000 in additional capital at the Company level.  This would increase the Company’s regulatory capital ratios to 9.99%, 13.48% and 7.15% for Tier 1 Risk-Weighted, Total Risk-Weighted and Leverage Capital Ratios at September 30, 2008, respectively, on a pro forma basis.

The unaudited pro forma condensed consolidated financial data set forth below has been derived by the application of pro forma adjustments to our historical financial statements for the year ended December 31, 2007 and the nine months ended September 30, 2008.  The unaudited pro forma consolidated financial data gives effect to the events discussed below as if they had occurred on January 1, 2007 and January 1, 2008 in the case of the statements of income data for the year ended December 31, 2007 and the nine months ended September 30, 2008, respectively, and September 30, 2008 in the case of the balance sheet data as of September 30, 2008.

•      The issuance of $5,500,000 (amount requested) or $1,957,470 (minimum) of Senior Preferred shares with a dividend rate of 5% to the Treasury;

•      The issuance of $275,000 (requested) or $97,874 (minimum) of Warrant Preferred shares with a dividend rate of 9% to the Treasury pursuant to the assumed exercise of the warrants;

•      The purchase of $5,335,000 (requested) or $1,958,000 (minimum) in tax exempt securities with an average yield of approximately 5.90%; and

•      The payment to the Treasury of the dividends on the Senior Preferred and the Warrant Preferred shares.

Actual results may vary from the pro forma statements based on the timing and utilization of the proceeds as well as certain other factors including the discount rate used to determine the fair value of the Senior Preferred and the Warrant Preferred shares.  The information should be read in conjunction with our audited financial statements and the related notes as filed as part of our Annual Report on Form 10-K for the year ended December 31, 2007, and our unaudited consolidated financial statements and the related notes filed as part of our Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2008.  Copies of the relevant financial information from the Annual Report and the Quarterly Report are attached hereto as Appendix B and Appendix C.

The following unaudited pro forma consolidated financial data is not necessarily indicative of our financial position or results of operations that actually would have been attained had proceeds from the Program been received at the dates indicated, and is not necessarily indicative of our financial position or results of operations that will be achieved in the future.  In addition, as noted above, our participation in the Program is subject to the Treasury’s approval.

We have included the following unaudited pro forma consolidated financial data solely for the purpose of providing shareholders with information that may be useful for purposes of evaluating the amendment to our Articles of Incorporation.  Our future results are subject to prevailing economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control.  These factors include, without limitation, those described in our Annual Report on Form 10-K for the year ended December 31, 2007, in our Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2008 and in our other reports filed with the SEC.

Northern California Bancorp, Inc.

Pro Forma Condensed Consolidated Balance Sheet Data and Capital Ratios

(Dollars In thousands)

	As of September 30, 2008
	Historical (Unaudited)	As Adjusted (Minimum) (2)	As Adjusted (Requested) (2)
	(Amounts in thousands)
Balance Sheet Data:

ASSETS
Cash and due from banks (1)	8,262	8,262	8,427
Securities and other interest earning assets (1)	87,075	89,032	92,375
Loans, net	159,756	159,756	159,756
Other assets	21,513	21,512	21,512
Total Assets (1)	276,606	278,563	282,106

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	182,111	182,111	182,111
Borrowings	63,840	63,840	63,840
Subordinated debentures	8,248	8,248	8,248
Other liabilities	10,290	10,290	10,290
Total liabilities	264,489	264,489	264,489

Shareholders’ equity:
Senior preferred stock (1)	—	1,957	5,500
Warrant preferred stock (1)	—	98	275
Discount on senior preferred stock (3)	—	(111)	(316)
Premium on warrant preferred stock (3)	—	14	41
Common stock	5,173	5,173	5,173
Retained earnings	9,479	9,479	9,479
Accumulated other comprehensive loss	(2,535)	(2,535)	(2,535)
Total shareholders’ equity	12,117	14,074	17,617
Total liabilities and shareholders’ equity	276,606	278,563	282,106

Capital Ratios:
Total risk-based capital to risk weighted assets ratio	12.52%	13.48%	15.24%
Tier 1 capital ratio	8.77%	9.99%	12.21%
Leverage ratio	6.31%	7.16%	8.66%

(1)   The pro forma financial information reflects the issuance of a minimum of $1,957,000 and a requested of $5,500,000 of Northern California Bancorp, Inc. Preferred Stock, with the proceeds included in securities and other interest earning assets and cash and due from banks.  The pro forma balances of preferred stock also includes a minimum of $98,000 and a requested of $275,000 of additional Preferred Stock, resulting from the exercise of warrants, yielding negligible cash proceeds.

(2)   The balance sheet data gives effect to the issuance of the Preferred Stock in the minimum amount pursuant to the Program as of the balance sheet date and the amount requested.

(3)   Because our common stock is traded on the Over-The-Counter-Bulletin Board, which is not a national securities exchange, the Treasury is not treating our company as a “public company” under the Program but as a non-public financial institution. Under the Program for non-public financial institutions, we will be required to issue to Treasury a warrant to acquire additional Senior Preferred (the “Warrant Preferred”) equal to 5% of the amount of Preferred Stock already issued. The warrant is exercisable at $.01 per share, which would generate virtually no proceeds to us. The Program terms also provide that the warrant will be exercised immediately upon issuance of the Senior Preferred. The Warrant Preferred carries a dividend rate of 9% from the date of issuance, which differs from the dividend requirement on the preferred stock of 5% for the first five years and then 9% thereafter. Using the assumption of the issuance of $5,500,000 of Senior Preferred to us, a warrant for an additional $275,000 Warrant Preferred would be issued and exercised immediately, with essentially no additional proceeds to us upon exercise. As a result, we would record total Preferred Stock at its redemption value of $5,500,000, additional Preferred Stock issuable upon exercise of a warrant of $275,000 (the “Warrant Preferred”), a discount of $316,000 on the Preferred and a premium of $41,000 related to the Warrant Preferred Stock. This issuance results in an initial net increase in equity of $5,500,000 representing the cash proceeds from issuance of the Preferred Stock. The amortization of the discount resulting from the issuance of Preferred Stock would be over five years and would be recorded as an increase in dividends and corresponding decrease in net income available to common shareholders. The accretion of the discount resulting from the issuance of Warrant Preferred would be over five years and would be recorded as a decrease in dividends and corresponding increase in net income available to common shareholders.  In the event of a minimum purchase of the Preferred by Treasury, the premium on the Preferred would be $113,000 and the discount on the Warrant Preferred would be $14,000.

Northern California Bancorp, Inc.

Pro Forma Condensed Consolidated Statements of Income

(In thousands, except per share data)

	As of December 31, 2007
	Historical (1)	As Adjusted (Minimum) (2)	As Adjusted (Requested) (2)
	(Amounts in thousands)
Balance Sheet Data:

ASSETS
Cash and due from banks	8,063	8,063	8,228
Securities and other interest earning assets	60,808	62,765	66,143
Loans, net	168,748	168,748	168,748
Other assets	16,246	16,246	16,246
Total Assets (1)	253,865	255,822	259,365

LIABILITIES AND SHREHOLDERS’ EQUITY
Deposits	167,333	167,333	167,333
Borrowings	52,500	52,500	52,500
Subordinated debentures	8,248	8,248	8,248
Other liabilities	11,350	11,350	11,350
Total liabilities	239,431	239,431	239,431

Shareholders’ equity:
Senior preferred stock	—	1,957	5,500
Warrant preferred stock	—	98	275
Discount on senior preferred stock	—	(112)	(316)
Premium on warrant preferred stock	—	14	41
Common stock	5,502	5,502	5,502
Retained earnings	8,831	8,831	8,831
Accumulated other comprehensive loss	101	101	101
Total shareholders’ equity	14,434	16,391	19,934
Total liabilities and shareholders’ equity	253,865	255,822	259,365

Capital Ratios:
Total risk-based capital to risk weighted assets ratio	12.52%	13.65%	15.45%
Tier 1 capital ratio	8.77%	10.49%	12.77%
Leverage ratio	6.31%	8.37%	10.08%

(1)   Derived from audited consolidated financial statements.

(2)   The pro forma financial information reflects the issuance of a minimum of $1,957,000 and the requested amount of $5,500,000 of Northern California Bancorp, Inc. Preferred Stock, with the proceeds included in securities and other interest earning assets and cash and due from banks.  The pro forma balances of preferred stock also includes a minimum of $98,000 and a maximum of $275,000 of additional Preferred Stock, resulting from the exercise of warrants, yielding negligible cash proceeds.

(3)   The balance sheet data gives effect to the issuance of the Preferred Stock as of the balance sheet date.

(4)   Because our common stock is traded on the Over-The-Counter-Bulletin Board, which is not a national securities exchange, the Treasury is not treating us as a “public company” under the Program but as a non-public financial institution. Under the Program for non-public financial institutions, we will be required to issue to Treasury a warrant to acquire additional Senior Preferred (the “Warrant Preferred”) equal to 5% of the amount of Preferred Stock already issued. The warrant is exercisable at $.01 per share, which would generate virtually no proceeds to us. The Program terms also provide that the warrant will be exercised immediately upon issuance of the Senior Preferred. The Warrant Preferred carries a dividend rate of 9% from the date of issuance, which differs from the dividend requirement on the preferred stock of 5% for the first five years and then 9% thereafter. Using the assumption of the issuance of $5,500,000 of Senior Preferred to our company, a warrant for an additional $275,000 Warrant Preferred would be issued and exercised immediately, with essentially no additional proceeds to our company upon exercise. As a result, we would record total Preferred Stock at its redemption value of $5,500,000, additional Preferred Stock issuable upon exercise of a warrant of $275,000 (the “Warrant Preferred”), a discount of $316,000 on the Warrant Preferred and a premium of $41,000 related to the Warrant Preferred Stock. This issuance results in an initial net increase in equity of $5,500,000 representing the cash proceeds from issuance of the Preferred Stock. The amortization of the discount resulting from the issuance of Preferred Stock would be over five years and would be recorded as an increase in dividends and corresponding decrease in net income available to common shareholders. The accretion of the discount resulting from the issuance of Warrant Preferred would be over five years and would be recorded as a decrease in dividends and corresponding increase in net income available to common shareholders.  In the event of a minimum purchase of the Preferred by Treasury, the premium on the Preferred would be $113,000 and the discount on the Warrant Preferred would be $14,000.

Northern California Bancorp, Inc.

Pro Forma Condensed Consolidated Statements of Income

(In thousands, except per share data)

	For the Nine Months Ended September 30, 2008
	Actual (unaudited)	As Adjusted (Minimum)	As Adjusted (Requested)
	(Amounts in thousands, except per share data)

Total interest and dividend income	12,539	12,626	12,775
Total interest expense	7,305	7,305	7,305
Net interest income	5,234	5,321	5,470
Provision for losses on loans	250	250	250
Net interest income after provision for losses on loans	4,984	5,071	5,220
Total non-interest income	3,618	3,618	3,618
Total non-interest expense	6,791	6,791	6,791
Income before income taxes	1,811	1,898	2,047
Provision for income taxes	801	801	801
Net income	1,010	1,097	1,246
Dividend on preferred stock		(74)	(206)
Amortization of discount on preferred stock		(16)	(47)
Effective dividend on preferred stock		(90)	(253)
Dividend on warrant preferred		(7)	(19)
Accretion of premium on warrant preferred		2	6
Effective dividend on warrant preferred		(5)	(13)
Income available to common shareholders	1,010	1,002	980
Basic earnings per share available to common shareholders	0.552	0.547	0.535
Diluted earnings per share available to common shareholders	0.543	0.538	0.526

Weighted average shares outstanding
Basic	1,831	1,831	1,831
Diluted	1,861	1,861	1,861

(1)   The income statement data gives effect to the equity proceeds at the beginning of the period, and assumes the cash proceeds were invested in tax-exempt municipal securities.

(2)   The issuance costs expected to be incurred are immaterial; therefore, no effect was given in the pro forma. The average yield on the tax exempt securities purchased is approximately 5.90%.

(3)   The effective dividend on Preferred Stock includes amortization of the discount, amortized over a five-year period using the effective yield method, assumed market discount of 12%, and dividends on Preferred Stock at 5%. The effective dividend on Warrant Preferred stock includes accretion of the premium, amortized over a ten-year period using the effective yield method (approximately 6%) and dividends on Warrant Preferred at 9%.

	For the Year Ended December 31, 2007
	Historical (1)	As Adjusted (Minimum)	As Adjusted (Requested)
	(Amounts in thousands, except per share data)

Total interest and dividend income	16,941	17,056	17,256
Total interest expense	8,002	8,002	8,002
Net interest income	8,939	9,054	9,254
Provision for losses on loans	865	865	865
Net interest income after provision for losses on loans	8,074	8,189	8,389
Total non-interest income	4,336	4,336	4,336
Total non-interest expense	9,005	9,005	9,005
Income before income taxes	3,405	3,520	3,720
Provision for income taxes	1,476	1,476	1,476
Net income	1,929	2,044	2,244
Dividend on preferred stock		(98)	(275)
Amortization of discount on preferred stock		(22)	(63)
Effective dividend on preferred stock		(120)	(338)
Dividend on warrant preferred		(9)	(25)
Accretion of premium on warrant preferred		3	8
Effective dividend on warrant preferred		(6)	(17)
Income available to common shareholders	1,929	1,918	1,889
Basic earnings per share available to common shareholders	1.080	1.074	1.058
Diluted earnings per share available to common shareholders	1.026	1.020	1.004

Weighted average shares outstanding
Basic	1,786	1,786	1,786
Diluted	1,881	1,881	1,881

(1)   Derived from audited consolidated financial statements.

(2)   The income statement data gives effect to the equity proceeds at the beginning of the period, and assumes the cash proceeds were invested in tax-exempt municipal securities.

(3)   The issuance costs expected to be incurred are immaterial; therefore, no effect was given in the pro forma. The average yield on the tax exempt securities purchased is approximately 5.90%.

(4)   The effective dividend on Preferred Stock includes amortization of the discount, amortized over a five-year period using the effective yield method, assumed market discount of 12%, and dividends on Preferred Stock at 5%. The effective dividend on Warrant Preferred stock includes accretion of the premium, amortized over a ten-year period using the effective yield method (approximately 6%) and dividends on Warrant Preferred at 9%.

Use of Proceeds

The proceeds of the sale would be received by the Company and a portion of those funds are expected to be retained by the Company to assure our ability to satisfy the dividend payments on the Senior Preferred and the Warrant Preferred shares issued to the Treasury as and when they become due and payable in accordance with its terms as well as to provide additional funds to support the Company’s operations. We anticipate that the remaining amount, approximately $5.5 million will be “down streamed” to the Bank as a capital infusion to support the Bank’s asset growth (primarily loans to customers in our community) and liquidity needs, and generally to support the Bank’s ongoing operations. Initially, it is anticipated that the Bank will utilize the funds to purchase tax exempt securities; however, the increase in capital would increase the Bank’s lending limits, thereby allowing the Bank to make larger loans, and it would enable the Bank to leverage the capital by increasing its assets and liabilities while still maintaining “well-capitalized” capital ratios. Without the Amendment, the Company will not be eligible to participate in the Program. Thus, the Amendment is required for the Company’s application to participate in the Program.

As of the date of this Information Statement the Board of Directors has applied to participate in the Program to the extent of $5,500,000, which is slightly less than the maximum permitted under the Program, 3% of total risk-weighted assets, or $5,841,000. Our application is pending and no assurances can be given that the Company will be able to participate in the Program or the amount of consideration the Company will receive from Treasury for the Senior Preferred shares that may be issued by the Company under the Program.

Possible Effects on Holders of Common Stock

Except for the effects of the issuance of Senior Preferred and the Warrant Preferred shares under the Program, the Company is unable to determine the actual effects of the issuance of a series of preferred stock on the rights of the holders of Common Stock until the Board of Directors determines the rights of the holders of such series. However, such effects might include: (i) restrictions on the payment of dividends to holders of the Common Stock; (ii) dilution of voting power to the extent that the holders of shares of preferred stock are given voting rights; (iii) dilution of the equity interests and voting power of holders of Common Stock if the preferred stock is convertible into Common Stock; and (iv) restrictions upon any distribution of assets to the holders of the Common Stock upon liquidation or dissolution and until the satisfaction of any liquidation preference granted to the holders of preferred stock.

Based on the Program’s term sheet provided by the Treasury, the following are some of the principal effects on holders of Common Stock from the issuance of Senior Preferred stock to the Treasury under the Program:

Restrictions on Dividends. For as long as any Senior Preferred or Warrant Preferred is outstanding, no dividends may be declared or paid on junior preferred shares, preferred shares ranking pari passu with the Senior Preferred or the Warrant Preferred, or shares of Common Stock (other than in the case of pari passu preferred shares, dividends on a pro rata basis with the Senior Preferred and the Warrant Preferred), nor may the Company repurchase or redeem any junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, the Warrant Preferred or shares of Common Stock, unless all accrued and unpaid dividends for all past dividend periods on the Senior Preferred and the Warrant Preferred are fully paid. In addition, the consent of the Treasury will be required for any increase in the per share dividends on shares of Common Stock until the third anniversary of the date of the Senior Preferred investment and after the third anniversary and until the tenth anniversary the consent of the Treasury will be required for any increase in the per share dividends on shares of Common Stock greater than 3%, unless prior to such dividend payment the Senior Preferred and the Warrant Preferred are redeemed in whole or the Treasury has transferred all of the Senior Preferred and the Warrant Preferred to third parties.

Repurchases. The Treasury’s consent shall be required for any share repurchases (other than (i) repurchases of the Senior Preferred and the Warrant Preferred and (ii) repurchases of junior preferred shares or shares of Common Stock in connection with any benefit plan in the ordinary course of business consistent with past practice) until the tenth anniversary of the date of this investment unless prior to such tenth anniversary the Senior Preferred and the Warrant Preferred are redeemed in whole or the Treasury has transferred all of the Senior Preferred and the Warrant Preferred to third parties. In addition, there shall be no share repurchases of junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or shares of Common Stock if prohibited as described under “Restrictions on Dividends” above.

Voting rights. The Senior Preferred and the Warrant Preferred shall be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred and the Warrant Preferred, (ii) any amendment to the rights of Senior Preferred or the Warrant Preferred, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Senior Preferred or the Warrant Preferred. If dividends on the Senior Preferred or the Warrant Preferred are not paid in full for six (6) dividend periods, whether or not consecutive, the Senior Preferred and the Warrant Preferred will have the right to elect two (2) directors. The right to elect the two (2) directors will end when full dividends have been paid for all prior dividend periods.

Dissenters’ Rights

Pursuant to the California Corporations Code, the Company’s shareholders are not entitled to dissenters’ rights of appraisal with respect to the adoption of the Amendment.

ADDITIONAL INFORMATION

Only one Information Statement is being delivered to two or more shareholders who share an address unless the Company has received contrary instructions from one or more of such shareholders. The Company will promptly deliver, upon written or oral request, a separate copy of the Information Statement to a shareholder at a shared address to which a single copy of the document was delivered. If you would like to request additional copies of the Information Statement, or if in the future you would like to receive multiple copies of information statements or proxy statements, or annual reports, or, if you are currently receiving multiple copies of these documents and would, in the future, like to receive only a single copy, please so instruct the Company by writing or telephoning us at: Northern California Bancorp, Inc. 601 Munras Avenue, Monterey, California 93940, Attention: Dorina A. Chan, (831) 649-4600.

INCORPORATION BY REFERENCE

The U.S. Securities and Exchange Commission (the “SEC”) allows us to incorporate by reference information into this Information Statement, which means that we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this Information Statement.

This Information Statement incorporates by reference the following items of Part II of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, copies of which are also attached hereto as Appendix B:

•                   Item 6. Management’s Discussion and Analysis of Financial Condition and Results of Operations; and

•                   Item 7. Financial Statements and Supplementary Data.

This Information Statement also incorporates by reference the following items of Part I of our Quarterly Report on Form 10-Q/A filed with the SEC for the period ended September 30, 2008, copies of which are also attached hereto as Appendix C:

•                   Item 1. Financial Statements; and

•                   Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

EXHIBITS

Appendix A:    Certificate of Amendment of Articles of Incorporation.

Appendix B: Annual Report on Form 10-K for the year ended December 31, 2007, Items and 6 and 7.

Appendix C: Quarterly Report on Form 10-Q/A for the period ended September 20, 2008, Items 1 and 2.

By Order of the Board of Directors

Dated: December [ ], 2008	Dorina A. Chan, Secretary
Northern California Bancorp, Inc.

APPENDIX A

CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

NORTHERN CALIFORNIA BANCORP, INC.

Charles T. Chrietzberg, Jr. and Dorina A. Chan certify that:

1.             They are the President and Secretary, respectively, of Northern California Bancorp, Inc., a California corporation.

2.             Section 4 of the Articles of Incorporation of this corporation is hereby amended to read as follows:

“4.                                 Authorized Capital. The corporation is authorized to issue two (2) classes of shares of stock: one class of shares to be called “Common Stock”; the second class of shares to be called “Serial Preferred Stock.” The total number of shares of stock which the corporation shall have authority to issue is twenty million (20,000,000), of which ten million (10,000,000) shall be Common Stock, without par value, and ten million (10,000,000) shall be Serial Preferred Stock.

The designations and the powers, preferences, and rights and the qualifications, limitations or restrictions thereof, of each class of stock of the corporation shall be as follows:

(a)               Serial Preferred Stock. The Serial Preferred Stock may be issued from time to time in one or more series. The corporation’s Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred shares, and the number of shares constituting any such series and a designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

(b)               Common Stock.

(1)               After the requirements with respect to preferential dividends upon all classes and series of stock entitled thereto shall have been paid or declared and set apart for payment and after the corporation shall have complied with all requirements, if any, with respect to the setting aside of sums as a sinking fund or for a redemption account on any class of stock, then and not otherwise, the holders of Common Stock shall be entitled to receive, subject to the applicable provisions of the Corporations Code of the State of California, such dividends as may be declared from time to time by the corporation’s Board of Directors.

(2)               After distribution in full of the preferential amounts to be distributed to the holders of all classes and series of stock entitled thereto in the event of a voluntary or involuntary liquidations, dissolution, or winding up of the corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the corporation.

Each holder of Common Stock shall have one (1) vote in respect of each share of such stock held by him or her, subject, however, to such special voting rights by class as are or may be granted to holders of Serial Preferred Stock.”

3.             The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

4.             The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of the corporation is 1,803,908. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

                We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated:	By:
Name: Charles T. Chrietzberg, Jr.
Title: President

By:
Name: Dorina A. Chan
Title: Secretary

APPENDIX B

ANNUAL REPORT ON FORM 10-K

FOR THE YEAR ENDED DECEMBER 31, 2007

ITEMS 6 & 7

ITEM 6.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Statements Regarding Forward-Looking Information

Except for historical information contained herein, the matters discussed or incorporated by reference in this report contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), that involve substantial risks and uncertainties. When used in this report, or in the documents incorporated by reference herein, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect,” and similar expressions identify certain of such forward-looking statements. Actual results of Monterey County Bank could differ materially from such forward-looking statements contained herein. Factors that could cause future results to vary from current expectations include, but are not limited to, the following: changes in economic conditions (both generally and more specifically in the markets in which the Bank operates); changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies or guidelines and in government legislation and regulation (which change from time to time and over which the Bank has no control); other factors affecting the Bank’s operations, markets, products and services; and other risks detailed in this Form 10-KSB and in the Bank’s other reports filed with the Comptroller of the Currency pursuant to the rules and regulations of the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The Bank undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date thereof.

OVERVIEW

The following discussion reviews and analyzes the operating results and financial condition of the Corporation, focusing on the Bank. It should be read in conjunction with the financial statements and the other financial data presented elsewhere herein.

Net income for each of the last three years was $1,929,000 in 2007, $3,837,000 in 2006, and $1,929,000 in 2005. The primary net income per share for each of the last three years was $1.08, $2.31, and $1.20 respectively. The diluted net income per share for the same time periods was $1.03, $2.09 and $1.00, respectively. Return on average shareholders’ equity was 14.09%, 34.94% and 24.15% in 2007, 2006 and 2005, respectively. Return on average assets was 0.91%, 2.24%, and 1.24% in 2007, 2006 and 2005, respectively.

The decrease in earnings in 2007 was due to decreases of $79,000 in net interest income after provision for loan losses, $2,841,000 in non-interest income and $1,390,000 in income tax expense; while non-interest expense increased $378,000.

The increase in earnings in 2006 was due to increases of $1,284,000 in net interest income after provision for loan losses, $2,815,000 in non-interest income, $814,000 in non-interest expense and $1,377,000 in income tax expense.

The increase in earnings in 2005 was due to increases of $2,135,000 in net interest income after provision for loan losses, $135,000 in non-interest income, $697,000 in non-interest expense and $709,000 in income tax expense.

The following table provides a summary of the consolidated income statement, balance sheet, and selected ratios for the last five years.  A more detailed analysis of each component of net income is included under the appropriate captions, which follows.

	As of and for the years Ended December 31,
	2007	2006	2005	2004	2003
	(Dollars in thousands except per share data)
Summary of Operating Results:
Total interest income	$16,941	$13,760	$10,691	$7,355	$5,569
Total interest expense	8,002	5,197	3,672	2,435	1,920
Net interest income	8,938	8,563	7,019	4,920	3,649

Provision for possible loan losses	865	410	150	185	155
Net interest income after provision for loan losses	8,074	8,153	6,869	4,735	3,494

Total non-interest income	4,336	7,177	4,362	4,227	2,403
Total non-interest expenses	9,005	8,627	7,813	7,116	4,399

Income before taxes	3,405	6,703	3,418	1,846	1,498
Provision for income taxes	1,476	2,866	1,489	781	659

Net income	$1,929	$3,837	$1,929	$1,065	$840

Per Common Share Data:
Net income - Primary (1)	$1.08	$2.31	$1.20	$0.68	$0.55
Net income - Diluted (2)	$1.03	$2.09	$1.00	$0.56	$0.48
Book value, end of period	7.82	7.20	5.55	4.55	4.09
Avg shares outstanding (3)	1,785,812	1,658,675	1,614,196	1,576,589	1,528,268

Balance Sheet Data:
Total loans, net of unearned income (4)	$168,748	$130,050	$107,300	$95,036	$76,908
Total assets	253,865	190,570	162,645	134,039	107,872
Total deposits	167,333	131,628	118,120	97,263	78,132
Stockholders’ equity	14,434	12,402	8,931	7,321	6,411

	As of and for the Years Ended December 31,
	2007	2006	2005	2004	2003
Selected Financial Ratios (4):
Return on average assets (5)	0.91%	2.24%	1.24%	0.88%	0.88%
Return on average stockholders’ equity (5)	14.09%	34.94%	24.15%	15.35%	13.84%
Net interest spread	4.07%	4.82%	4.63%	4.02%	3.92%
Net yield on interest earning assets (5)	4.69%	5.58%	5.09%	4.47%	4.30%
Avg. shareholders’ equity to average assets (5)	6.44%	6.40%	5.15%	5.75%	6.35%
Risked-Based capital ratios
Tier 1	9.23%	9.50%	9.50%	8.22%	9.00%
Total	12.63%	14.90%	14.90%	14.83%	17.30%
Total loans to total deposits at end of period (4)	100.85%	98.80%	90.84%	97.71%	98.43%
Allowance for loan losses to total loans at end of period (4)	1.19%	1.07%	1.02%	1.00%	1.00%
Nonperforming loans to total loans at end of period (4)	1.98%	0.12%	0.00%	0.04%	0.04%
Net charge-offs to average loans (4)	0.17%	0.09%	0.01%	0.00%	0.03%

(1)

Basic earnings per share amounts were computed on the basis of the weighted average number of shares of common stock during the year. The weighted average number of shares used for this computation was 1,785,812 for 2007, 1,658,675 for 2006, 1,614,196 for 2005, 1,576,589 for 2004 and 1,528,268 for 2003.

(2)

Fully diluted earnings per share amounts were computed on the basis of the weighted average number of shares of common stock and common stock equivalents outstanding during the year. Common stock equivalents include employee stock options. The weighted average number of shares used for this computation was 1,881,004, 1,831,892, 1,923,532, 1,919,512 and 1,796,859 in 2007, 2006, 2005, 2004 and 2003, respectively.

(3)	Weighted average common shares.

(4)	Includes loans being held for sale.

(5)	Averages are of daily balances.

Critical Accounting Policies

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make a number of judgments, estimates and assumptions that affect the reported amount of assets, liabilities, income and expenses in the Bank’s financial statements and accompanying notes. Management believes that the judgments, estimates and assumptions used in preparation of the Bank’s financial statements are appropriate given the factual circumstances as of December 31, 2007.

Various elements of the Bank’s accounting policies, by their nature, are inherently subject to estimation techniques, valuation assumptions and other subjective assessments. Critical accounting policies are those that involve the most complex and subjective decisions and assessments and have the greatest potential impact of the Bank’s results of operation. In particular, management has identified one accounting policy that, due to judgments, estimates and assumptions inherent in this policy, and the sensitivity of the Bank’s financial statements to those judgments, estimates and assumptions, are critical to an understanding of the Bank’s financial statements. This policy relates to the methodology that determines the allowance for loan and lease losses. Management has discussed the development and selection of this critical accounting policy with the Audit Committee of the Board of Directors. Although Management believes the level of the allowance at December 31, 2007 is adequate to absorb losses inherent in the loan portfolio, a decline in the regional economy may result in increasing losses that cannot reasonably be predicted at this time. For further information regarding the allowance for loan losses see “Provision and Allowance for Loan Losses,” and Note 6 to the Bank’s audited financial statements included elsewhere herein.

Recently Issued Accounting Standards

Refer to Note 1 to the Financial Statements — “Summary of Significant Accounting Policies” for discussion of the recently issued accounting standards.

NET INTEREST INCOME

Net interest income, the difference between (a) interest and fees earned on interest-earning assets and (b) interest paid on interest-bearing liabilities, is the most significant component of the Bank’s earnings. Changes in net interest income from period to period result from increases or decreases in the average balances of interest earning assets portfolio, the availability of particular sources of funds and changes in prevailing interest rates.

The following table summarizes the Corporation’s net interest income.

	Increase (Decrease) December 31,			From Prior Year
Years Ended	2007	2006	2005	2007/2006		2006/2005
				Amt	%	Amt	%
				(Dollars in thousands)
Interest Income	$16,941	$13,760	$10,691	$3,181	23.1	$3,069	28.7
Interest Expense	8,002	5,197	3,672	2,805	54.0	1,525	41.6
Net Interest Income	$8,939	$8,563	$7,019	$376	4.4	$1,544	22.0

Net interest income increased $376,000 or 4.4% from 2006 to 2007. Average interest bearing assets increased 23.71%, while the average rate earned decreased 8 basis points, resulting in an increase of $3,181,000 in total interest income. Interest expense increased $2,805,000 the result of a 32.02% increase in average interest bearing liabilities, while the average rate paid increased 68 basis points.

Net interest income increased $1,544,000 or 22.0% from 2005 to 2006. Average interest bearing assets increased 11.30%, while the average rate earned increased 120 basis points, resulting in an increase of $3,069,000 in total interest income. Interest expense increased $1,525,000 the result of a 6.56% increase in average interest bearing liabilities, while the average rate paid increased 100 basis points.

The following table shows the components of net interest income, setting forth, for each of the three years ended December 31, 2007, 2006 and 2005 (i) average assets, liabilities and investments, (ii) interest income earned on interest-earning assets and interest expense paid on interest-bearing liabilities, (iii) average yields earned on interest-earning assets and average rates paid on interest-bearing liabilities, (iv) the net interest spread (i.e., the average yield earned on interest-earning assets less the average rate paid on interest-bearing liabilities) and (v) the net interest yield on average interest-earning assets (i.e., net interest income divided by average interest-earning assets). Yields are computed on a tax-equivalent basis, resulting in adjustments to interest earned on non-taxable securities of $330,000, $149,000 and $138,000 in 2007, 2006 and 2005, respectively. Non-accrual loans and overdrafts are included in average loan balances. Average loans are presented net of unearned income.

DISTRIBUTION, RATE AND YIELD ANALYSIS OF NET INTEREST INCOME:

The following table shows the consolidated average balances of earning assets, and interest-bearing liabilities; the amount of interest income and interest expense; the average yield or rate for each category of interest-earning assets and interest-bearing liabilities; and the net interest income and the net interest spread for the periods indicated:

	As of and for the Years Ended December 31,
	2007			2006			2005
		Int	Avg		Int	Avg		Int	Avg
	Avg	Earn	%	Avg	Earn	%	Avg	Earn	%
	Bal	Paid	Rate	Bal	Paid	Rate	Bal	Paid	Rate
Assets:
Loans	$146,944	$14,442	9.83%	$118,699	$11,954	10.07%	$108,963	$9,561	8.77%
Time deposits - in other banks	1,359	66	4.89%	1,000	50	4.97%	1,000	29	2.92%
Invest securities - taxable	28,777	1,627	5.66%	15,145	730	4.82%	13,237	441	3.33%
Invest securities - nontaxable	7,260	477	6.58%	7,019	480	6.83%	7,026	445	6.33%
Federal funds sold	9,401	476	5.06%	14,745	721	4.89%	10,481	352	3.36%
Total interest-earning assets	193,741	17,088	8.82%	156,607	13,933	8.90%	140,707	10,828	7.70%

Allowance for credit losses	(1,471)			(1,162)			(1,023)
Non-interest bearing assets:
Cash and due from banks	6,663			5,187			5,523
Premises and equipment	4,867			4,441			4,362
Accrued interest receivable	1,139			797			699
Other assets	7,689			5,726			5,822
Total average assets	$212,628			$171,596			$156,090

Liabilities and Shareholders’ Equity:
Interest Bearing Liabilities:
Interest-bearing demand	$14,564	$37	0.25%	$13,243	$42	0.31%	$12,584	$32	0.26%
Money market savings	1,732	13	0.73%	3,589	27	0.75%	4,818	32	0.66%
Savings deposits	4,759	49	1.03%	7,355	74	1.00%	7,476	80	1.07%
Time deposits >$100M	46,609	2,405	5.16%	32,372	1,479	4.57%	29,908	990	3.31%
Time deposits <$100M	50,814	2,590	5.10%	33,174	1,370	4.13%	31,981	971	3.04%
Other Borrowing	50,017	2,911	5.82%	37,894	2,207	5.82%	32,998	1,567	4.75%
Total interest-bearing liabilities	168,495	8,005	4.75%	127,626	5,198	4.07%	119,765	3,672	3.07%

Non-interest bearing liabilities:
Noninterest-bearing checking	25,774			30,155			24,857
Accrued interest payable	1,628			995			664
Other liabilities	3,044			1,838			2,816
Total Liabilities	198,941			160,614			148,102
Total shareholders equity	13,687			10,982			7,988
Total average liabilities and
shareholders equity	$212,628			$171,596			$156,090
Net interest income		$9,083			$8,735			$7,156
Interest expense as a percentage of average earning assets			4.13%			3.32%			2.61%
Net yield on interest earning assets			4.69%			5.58%			5.09%
Net interest spread			4.07%			4.82%			4.63%

The following table shows a rate and volume analysis for changes in interest income, interest expense, and net interest income for the periods indicated.

	Increase (decrease) in the twelve months ended
	December 31, 2007 compared with December 31, 2006
	Volume	Rate	Total
Increase (decrease) in interest income:
Loans	$2,844	$(356)	$2,488
Time deposits - in other banks	18	(1)	17
Invest securities - taxable	657	241	898
Invest securities - nontaxable	16	(19)	(3)
Federal funds sold	(261)	16	(245)
Total interest-earning assets	3,274	(119)	3,155

Increase (decrease) in interest expense:
Interest-bearing demand	4	(9)	(5)
Money market savings	(14)	—	(14)
Savings deposits	(26)	1	(25)
Time deposits >$100M	650	276	926
Time deposits <$100M	729	492	1,221
Other borrowing	707	(3)	704
Total interest-bearing liabilities	2,050	757	2,807
Increase (decrease) in net interest income	$1,224	$(876)	$348

	Increase (decrease) in the twelve months ended
	December 31, 2006 compared with December 31, 2005
	Volume	Rate	Total
Increase in interest income:
Loans	$854	$1,538	$2,392
Time deposits - in other banks	—	20	20
Invest securities - taxable	63	225	288
Invest securities - nontaxable	—	35	35
Federal funds sold	145	225	370
Total interest-earning assets	1,062	2,043	3,105

Increase (decrease) in interest expense:
Interest-bearing demand	2	7	9
Money market savings	(8)	3	(5)
Savings deposits	(1)	(5)	(6)
Time deposits >$100M	82	407	489
Time deposits <$100M	36	363	399
Other borrowing	232	408	640
Total interest-bearing liabilities	343	1,183	1,526
Increase in net interest income	$719	$860	$1,579

Provision and Allowance for Loan Losses

The provision for loan losses is an expense charged against operating income and added to the allowance for loan losses. The allowance for loan losses represents amounts which have been set aside for the specific purpose of absorbing losses which may occur in the Bank’s loan portfolio.

The allowance for loan losses reflects management’s ongoing evaluation of the risks inherent in the loan portfolio both generally and with respect to specific loans, the state of the economy, and the level of net loan losses experienced in the past. Management and the Board of Directors review the results of the State Banking Department and FDIC examinations, independent accountants’ observations, and the Bank’s internal review as additional indicators to determine if the amount in the allowance for loan losses is adequate to protect against estimated future losses. It is the Bank’s current practice, which could change in accordance with the factors mentioned above, to maintain an allowance which is at least equal to the sum of the following percentage of loan balances by loan category. Additionally, specific loss allocations are made for classified loans.

Loan Category	Reserve%

Classified Loans:
Loans classified loss	100.00%
Loans classified doubtful	50.00%
Loans classified substandard
Real Estate Secured	5.00%
Non Real Estate Secured	20.00%

Unclassified Loans:
Real Estate - Loan to value 80% or less	0.10%
Real Estate - Loan to value over 80%	0.70%
Real Estate - Construction	0.25%
Loans to Individuals	3.00%
Commercial	2.00%
SBA Loans — Unguaranteed portion	2.00%
Unfunded Loan Commitments	.10%
Concentration Risk Factor — Real Estate	.50%
Economic Risk Factor	.25%
SBA Loans - Guaranteed portion	0.00%
Cash Secured Loans	0.00%

Although no assurance can be given that actual losses will not exceed the amount provided for in the allowance, Management believes that the allowance is adequate to provide for all estimated credit losses in light of all known relevant factors. At the end of 2007, 2006 and 2005, the Bank’s allowance stood at 1.19%, 1.07%, and 1.02% of gross loans, respectively. Provisions were made to the allowance for loan losses in 2007, 2006 and 2005 of $865,000, $410,000, and $150,000, respectively. Loans charged off in 2007, 2006 and 2005 totaled $250,000, $109,000 and $14,000, respectively. Recoveries for these same periods were $4,000, $7,000, and $2,000, respectively.

The Bank’s non-performing (delinquent 90 days or more and on non-accrual) loans as a percentage of total loans were 2.01 percent, 0.12 percent, and 0.00 percent as of the end of 2007, 2006 and 2005, respectively. The significant increase in non-accrual loans consisted of a single $3,200,000 real estate loan participation purchased. The foreclosure process has been initiated with a foreclosure sale anticipated in April. We do not at this time anticipate any material loss due to expressions of interest by two entities in purchasing the property.

Non-Interest Income

The following table presents a summary of the Bank’s non-interest income:

Years Ended December 31,	2007	2006	2005
	(Dollars in thousands)
Service charges on deposit accounts	$634	$547	$564
Gain on sale of Pacific Coast Bankers’ Bank Stock	—	1,313	—
Other service charges, commissions and fees	3,222	4,627	2,807
Income from sales and servicing of SBA loans	480	690	991

Total non-interest income	$4,336	$7,177	$4,362

Total non-interest income decreased $2,841,000 or 39.58% in 2007 when compared with 2006. The decrease resulted from the gain on sale of the Bank’s investment in Pacific Coast Bankers’ Bank of $1,313,000 reported in 2006, decreases in other service charges, commissions and fees of $1,405,000, and $210,000 in income from sales and servicing of Small Business Administration Loans; partially offset by an increase in service charges on deposit accounts of $87,000. The decrease in other service charges, commissions and fees was due primarily to a $686,000 in losses on trading assets compared with a gain of $283,000 in 2006, and decreases of $624,000 in fee income from credit card programs, $191,000 in merchant discount fees and commercial banking origination fees decreased $104,000, while stored value card programs increased $218,000.

Total non-interest income increased $2,815,000 or 64.84% in 2006 when compared with 2005. The increase resulted from the gain on sale of the Bank’s investment in Pacific Coast Bankers’ Bank of $1,313,000, an increase in income from other service charges, commissions and fees of $1,820,000, and decreases of $302,000 in income from sales and servicing of Small Business Administration Loans and $16,000 in service charges on deposit accounts. The increase in other service charges, commissions and fees was due primarily to a $50,000 mark to market gain on trading assets compared with a $427,000 mark to market loss in 2005, and increases of $1,100,000 in fee income from credit card programs, $272,000 in merchant discount fees and $29,800 from stored value card programs, while commercial banking origination fees decreased $287,000.

Total non-interest income increased $135,000 or 3.20% in 2005 when compared with 2004. Income from sales and servicing of SBA loans increased $275,000 and service charges on deposit accounts increased $47,000; while other income decreased $187,000. The decrease in other income was due primarily to a mark to market loss of $427,000 in trading asset activities; partially offset by increases of $102,000 in credit card program fees and $138,000 in commercial banking origination fees.

The sale of Small Business Administration (SBA) guaranteed loans is a significant contributor to the Bank’s income. SBA guaranteed loans yield up to 3 3/4% over the New York prime rate, and the guaranteed portions can be sold at premiums which vary with market conditions. SBA loans are guaranteed by the full faith of the United States Government up to 85 percent of the principal amount. The guaranteed portion has risks comparable for an investor to a U. S. Government security and can usually be sold in the secondary financial market, either at a premium or at a yield which allows the Bank to maintain a significant spread for itself.

There can be no assurance that the gains on sale will continue at, or above, the levels realized in the past three years. The Small Business Administration has recently increased the guarantee fees borrowers must pay. Increasing competition among lenders for qualified SBA borrowers makes it difficult for the Bank to continually expand its program in this area, and may limit the level of premium that can be earned with regard thereto.

The following table presents a summary of the activity in SBA loans for the years ended 2007, 2006 and 2005:

(Dollars in thousands)	2007	2006	2005

SBA loans authorized	$3,065	$3,645	$6,274
SBA loans sold	$1,933	$4,428	$7,945

Summary of Income from sales and Servicing of SBA Loans

(Dollars in thousands)	2007	2006	2005
Income from premium	$147	$350	$665
Income from servicing	333	340	326
Total income from sales and servicing of SBA loans	$480	$690	$991

Non-Interest Expense

The following table presents a summary of the Bank’s other non-interest expense:

	Years Ended December 31,
	2007	2006	2005
	(Dollars in thousands)
Salaries and benefits	$4,049	$3,854	$3,282
Occupancy and equipment expense	866	790	665
Professional fees	165	149	141
Data processing	361	322	356
Other expenses	3,564	3,512	3,369
Total other expenses	$9,005	$8,627	$7,813

Salary and benefits expense increased $195,000 in 2007 as a result the addition of a Loan Processor, a full year’s salary for a Marketing Officer hired in November 2006 and merit increases. Salary and benefits expense increased $572,000 in 2006 as a result the addition of a Marketing Officer, Business Development Officer and a Credit Analyst, increased commission paid due to increased credit card and stored value card program revenues, and merit increases and bonus payments. Salary and benefits expense increased $278,000 in 2005 as a result merit increases and bonus payments.

Occupancy and equipment expenses increased $76,000 in 2007, primarily due to increases of $17,000 in depreciation expense, $11,000 in premises rent, $12,000 merchant terminal expense, repairs and maintenance $11,000 and $12,000 in storage facilities rent; while sublease rental income decreased $5,000. Occupancy and equipment expenses increased $125,000 in 2006, primarily due to increases of net merchant terminal expense $40,000, $16,000 in depreciation expense, $11,000 in premises rent and $6,000 in property taxes; while sublease rental income decreased $45,000. Occupancy and equipment expenses increased $68,000 in 2005, primarily due to increases of $48,000 in depreciation expense, $18,000 in property taxes, $11,000 in premises rent, $10,000 in premises other expense and $9,000 in janitorial expense; while net merchant terminal decreased $31,000.

Data processing expense increased $39,000 in 2007, the result of offering new services to customers and growth in the numbers of customer accounts. Data processing expense decreased $34,000 in 2006, the result of continued efforts to implement more cost effective programs. Data processing expense decreased $8,000 in 2005, the result of renegotiation of the data services contract during the fourth quarter of 2004.

In 2007, professional fees increased $16,000 due to increased legal fees. In 2006, professional fees increased $8,000 due to increased legal fees. In 2005, professional fees increased $27,000 due to accounting/audit fees increasing $22,000 while legal fees increased $5,000.

Other general and administrative expense for 2007 totaled $3,564,000 compared with $3,512,000 for 2006, an increase of $52,000. The Bank established a reserve of $110,000 for its liability associated with the settlement by VISA of litigation brought by American Express and Discover. Significant changes occurred in the following categories with increases in director fees of $72,000, business development of $47,000, stationary/supplies of $25,000 and entertainment and meals of $16,000; while decreases occurred in merchant processing expense of $126,000, advertising of $60,000, donations $52,000, operational losses of $51,000 and travel $15,000. Additionally no provision for debt securities losses was made in 2007 compared with a credit of $110,000 in 2006.

Other general and administrative expense 2006 totaled $3,512,000 compared with $3,369,000 for 2005, an increase of $143,000. Significant changes occurred in the following categories with increases in merchant processing expense of $104,000, advertising of $83,000, operational losses of $62,000, business development of $61,000, stationary/supplies of $42,000, loan expense of $36,000, travel expense of $23,000, bank fees of $21,000, dues and memberships of $13,000, and collection expense of $10,000; while decreases occurred in provision for debt securities losses of $229,000, provision for loss unfunded loan commitments of $71,000, director fees of $13,000, and meals of $10,000.

Income Taxes

In 2007, the Bank’s provision for federal and state income taxes was $1,476,000, while the provision was $2,866,000 and $1,489,000 for 2006 and 2005, respectively. This represents 43.35% of income before taxes in 2007, 42.76% in 2006 and 43.57% in 2005. The decrease in the tax provision from 2006 to 2007 was due to a $591,000 provision related to the gain on sale of the Bank’s investment in Pacific Coast Bankers’ Bank in 2006 and other decreased income.     The increase in the tax provision from 2005 to 2006 was due to a $591,000 provision related to the gain on sale of the Bank’s investment in Pacific Coast Bankers’ Bank and increased income.

The amount of the tax provision is determined by applying the Bank’s statutory income tax rates to pre-tax book income, adjusted for permanent differences between pre-tax book income and actual taxable income. Such permanent differences include but are not limited to tax-exempt interest income, increases in the cash surrender value of life insurance, and certain other expenses that are not allowed as tax deductions.

LOANS

Loans, the largest component of earning assets, represented 75.85% of average earning assets, and 69.11% of average total assets during 2007, compared with 75.79% and 69.17%, respectively during 2006. In 2007, average loans increased 23.80% from $118,699,000 in 2006 to $146,944,000. Average real estate loans increased $16,590,000 or 20.69%, average construction loans increased $9,117,000 or 75.89%, average commercial loans increased $2,687,000 or 10.48%; while average installment loans decreased $149,000 or 17.68%.

Loans represented 75.79% of average earning assets, and 69.17% of average total assets during 2006, compared with 77.44% and 69.81%, respectively during 2005. In 2006, average loans increased 8.94% from $108,963,000 in 2005 to $118,699,000. Average real estate loans increased $10,893,000 or

15.72%, average construction loans increased $2,063,000 or 20.73% while average commercial loans decreased $3,210,100 or 11.12%, and average installment loans decreased $9,000 or 1.06%.

Loan policies and procedures provide the overall direction to the administration of the loan portfolio. The Bank’s loan underwriting process is intended to encourage sound and consistent credit decisions are made. Emphasis is placed upon credit quality, the borrower’s ability to repay through cash flow, secondary and (occasionally tertiary) repayment sources, and the value of collateral.

The Bank’s commercial and industrial loans are generally made for the purpose of providing working capital, financing the purchase of equipment or inventory, and other business purposes. Such loans generally have maturities ranging from one year to several years. Short-term business loans are generally intended to finance current transactions and typically provide for monthly interest payments with principal being payable at maturity or at 90-day intervals. Term loans (usually for a term of two to five years) normally provide for monthly installments of principal and interest. The Bank from time to time utilizes accounts receivable and inventory as security for loans.

The Bank is the recognized leader for Small Business Administration lending in Monterey County, and holds SBA’s coveted Preferred Lender Status. Generally, SBA loans are guaranteed by the SBA for up to 85 percent of their principal amount, which can be retained in portfolio or sold to investors. Such loans are made at floating interest rates, but generally for longer terms (up to 25 years) than are available on a conventional basis to small businesses.  The unguaranteed portion of the loans, although generally supported by collateral, is considered to be more risky than conventional commercial loans because they may be based upon credit standards the Bank would not otherwise apply, such as lower cash flow coverage, or longer repayment terms.

The Bank’s real estate loan portfolio consists both of real estate construction loans and real estate mortgage loans. The Bank has initiated a program to generate more commercial and industrial real estate loans, which generally yield higher returns than normal commercial loans. The Bank has also developed a broker program for generating residential real estate loans. The Bank does not make real estate development loans.  Real estate construction loans are made for a much shorter term, and often at higher interest rates, than conventional single-family residential real estate loans. The cost of administering such loans is often higher than for other real estate loans, as principal is drawn on periodically as construction progresses.

The Bank also makes real estate loans secured by a first deed of trust on single family residential properties and commercial and industrial real estate. None of the loans are sub-prime loans. California commercial banks are permitted, depending on the type and maturity of the loan, to lend up to 90 percent of the fair market value of real property (or more if the loan is insured either by private mortgage insurers or governmental agencies). In certain instances, the appraised value may exceed the actual amount which could be realized on foreclosure, or declines in market value subsequent to making the loan can impair the Bank’s security.

Consumer loans are made for the purpose of financing the purchase of various types of consumer goods, home improvement loans, auto loans and other personal loans. Consumer installment loans generally provide for monthly payments of principal and interest, at a fixed rate. Most of the Bank’s consumer installment loans are generally secured by the personal property being purchased. The Bank generally makes consumer loans to those customers with a prior banking relationship with the Bank.

The following table presents the composition of the loan portfolio, including loans held for sale, at December 31 for the last five years.

	Years Ended December 31,
	2007	2006	2005	2004	2003
	(Dollars in thousands)
Commercial and industrial	$30,197	$27,543	$26,236	$23,854	$18,607

Construction	23,396	17,326	10,456	7,373	5,934

Real estate, mortgage	116,625	86,207	71,006	64,339	52,698

Installment	876	694	942	622	580

Government guaranteed loans purchased	32	39	45	51	57
	171,126	131,809	108,685	96,239	77,876
	171,126	131,809	108,685	96,238	77,917

Allowance for loan losses	(2,028)	(1,409)	(1,101)	(963)	(775)

Deferred origination fees, net	(350)	(350)	(284)	(240)	(193)

Loans, net	$168,748	$130,050	$107,300	$95,036	$76,908

The following table shows the maturity distribution and repricing intervals of the Bank’s outstanding loans at December 31, 2007. Balances of fixed rate loans are displayed in the column representative of the loan’s stated maturity date. Balances for variable rate loans are displayed in the column representative of the loan’s next interest rate change.

	Loan Maturities and Repricing Schedule
	($ in thousands)
		After One
	Within One	But Within	After Five
	Year	Five Years	Years	Total
Construction	$23,396	$—	$—	$23,396
Commercial, industrial and guaranteed loans purchased	23,845	3,033	3,351	30,229

Real estate	55,773	30,311	30,541	116,625

Installment	645	108	123	876
Total Gross Loans	$103,659	$33,454	$34,015	$171,126
Loans with variable (floating) interest rates	$89,123	$5,976	$—	$95,099
Loans with predetermined (fixed) interest rates	$14,536	$27,476	$34,015	$76,027

Non-performing and Non-accrual Loans

The Bank’s present policy is to cease accruing interest on loans which are past due as to principal or interest 90 days or more, except for loans which are well secured or when collection of interest and principal is deemed likely. When a loan is placed on non-accrual, previously accrued and unpaid interest is generally reversed out of income unless adequate collateral from which to collect the principal of and interest on, the loan appears to be available.

The following table presents information with respect to loans which, as of the dates indicated, were past due 90 days or more or were placed on non-accrual status (referred to collectively as “non-performing loans”):

	As of December 31,
	2007	2006	2005	2004	2003
	(Dollars in thousands)
Accruing, past due 90 days or more:

Real Estate	$—	$—	$—	$—	$—
Commercial	—	—	—	—	—
Installment	—	—	—	—	—
Other	—	—	—	—	—
Total accruing	—	—	—	—	—

Nonaccrual Loans:

Real Estate	3,200	—	—	—	—
Commercial	41	—	—	43	28
Installment	155	155	—	—	—
Other	—	—	—	—	—
Total nonaccrual	3,396	155	—	43	28

Total nonperforming	3,396	155	—	43	28

Total loans end of period	171,126	131,809	108,685	96,239	77,876

Ratio of nonperforming loans to total loans at end of period	1.98%	0.12%	0.00%	0.04%	0.04%

If interest on non-accrual loans had been accrued, such income would have approximated $133,000, $11,000, $0, $8,000 and $3,000 for 2007, 2006, 2005, 2004 and 2003, respectively.  There were no non-accrual loans at December 31, 2005.

The Bank does not have any foreign loans or loans for highly leveraged transactions.

Summary of Loan Loss Experience

	For the Years ended December 31,
	2007	2006	2005	2004	2003
	(Dollars in thousands)
Average loans outstanding	$146,944	$118,699	$108,963	$86,870	$67,949

Allowance, beginning of period	$1,409	$1,101	$963	$775	$637

Loans charged off during period:
Commercial	249	—	—	—	—
Installment	1	109	14	—	18
Real estate	—	—	—	—	—
Other	—	—	—	—	—
Total charge offs	250	109	14	—	18

Recoveries during period:
Commercial	—	—	—	—	—
Installment	—	7	2	3	1
Real estate	—	—	—	—	—
Other	4	—	—	—	—
Total recoveries	4	7	2	3	1

Net loans charged off during the period	246	102	12	(3)	17

Additions to allowance for possible loan losses	865	410	150	185	155

Allowance, end of period	$2,028	$1,409	$1,101	$963	$775

Ratio of net loans charged off to average loans outstanding during the period	0.17%	0.09%	0.01%	0.00%	0.03%

Ratio of allowance to total loans at end of period	1.19%	1.07%	1.02%	1.00%	1.00%

Funding Sources

Average deposits increased 20.32% to $144,252,000 in 2007 from $119,887,000 in 2006.  In 2007 average certificates of deposit increased 48.63% while average demand deposits decreased 14.53% and average interest checking, money market and savings accounts as a group decreased 12.95%.  Average certificates of deposit represented 67.54% of average deposits in 2007 compared with 54.67% in 2006.  Average interest checking, money market and savings accounts as a group were 14.60% of average deposits in 2007 compared with 20.17% in 2006.  Average demand deposits represented 17.87% of average deposits in 2007 compared with 25.15% in 2006.

The following table summarizes the distribution of average daily deposits and the average daily rates paid for the years ended December 31, 2007, 2006, 2005, respectively.

			Average deposits
			For the year ended
	For the year ended		December 31, 2006		For the year ended
	December 31, 2007		($ in thousands)		December 31, 2005
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate

Non-interest-bearing checking	$25,774		$30,155		$24,857

Interest-bearing demand	14,564	0.25%	13,243	0.31%	12,584	0.26%
Money market savings	1,732	0.73%	3,589	0.75%	4,818	0.66%
Savings deposits	4,759	1.03%	7,355	1.00%	7,476	1.07%
Time deposits >$100M	46,609	5.16%	32,372	4.57%	29,908	3.31%
Time deposits <$100M	50,814	5.10%	33,174	4.13%	31,981	3.04%
	118,478	4.30%	89,733	3.33%	86,767	2.46%

Total deposits	$144,252	3.56%	$119,888	2.50%	$111,624	1.89%

The following table sets forth the scheduled maturities of the Company’s time deposits in denominations of $100,000 or greater which amounted to $62,620,000 at December 31, 2007:

Maturities of Time Deposits of $100,000 or more

At December 31, 2007

($ in thousands)

Three months or less	$11,236
Over three months through six months	12,334
Over six months through twelve months	16,770
Over twelve months	22,280
$62,620

The Bank has lines of credit from the Federal Home Loan Bank (FHLB) of San Francisco, Bank of the West, Pacific Coast Bankers’ Bank and The Independent Bank with remaining available borrowing capacity on December 31, 2007 of $4,236,000 (based on pledged collateral), $4,500,000, $6,000,000 and $5,000,000, respectively.  The Federal Home Loan Bank line of credit has a maximum borrowing capacity of 25% of the Bank’s total assets, adjusted quarterly.  The Federal Home Loan Bank line of credit is secured by a portion of the Bank’s real estate secured loans and securities at December 31, 2007.  The total principal balance of pledged loans was $41,309,000 and securities of $31,576,000.  The following table provides information on seventeen FHLB advances totaling $52,500,000 and outstanding at December 31, 2007.

Advance	Fixed Interest	Funding	Maturity
Amount	Rate	Date	Date
$3,000,000	4.30%	6/17/05	6/17/10
2,500,000	4.88%	8/20/07	8/20/10
5,000,000	4.96%	11/14/05	11/15/10
2,250,000	4.75%	1/26/06	1/26/11
1,750,000	4.72%	1/26/06	1/26/11
1,500,000	5.52%	7/17/06	7/18/11
3,500,000	5.49%	7/17/06	7/18/11
1,000,000	5.22%	8/25/06	8/25/11
5,000,000	5.20%	7/30/07	7/30/12
3,000,000	4.85%	10/1/07	10/1/12
5,000,000	5.00%	9/18/07	9/18/14
1,000,000	7.72%	8/21/01	6/3/30
4,000,000	5.96%	8/2/04	7/28/34
5,000,000	5.63%	12/24/04	12/22/34
2,000,000	5.13%	5/4/05	5/1/35
2,000,000	5.31%	11/17/06	11/17/36
5,000,000	5.88%	6/29/07	6/29/37

$52,500,000

The Bank of the West, Pacific Coast Bankers’ Bank and The Independent Bank lines of credit are unsecured.  The Bank did not utilize any overnight borrowings in 2007, 2006 or 2005.

The Bank has a $330,000 letter of credit issued by the Federal Home Loan Bank of San Francisco to secure the uninsured portion of local agency deposits maintained with the Bank.  The letter of credit matures April 17, 2011.

Capital Resources

The Corporation maintains capital to comply with legal requirements, to provide a margin of safety for its depositors and stockholders, and to provide for future growth and the ability to pay dividends.  At December 31, 2007, stockholders’ equity was $14,434,000 versus $12,402,000 at December 31, 2006.  The Corporation paid cash dividends to shareholders of $0.25, $0.35 and $0.20 per share in 2007, 2006 and 2005, respectively.  The Bank paid cash dividends totaling $800,000 and $625,000 to the Corporation in 2007 and 2006, respectively; no cash dividends were paid in 2005.

The FDIC and Federal Reserve Board have adopted capital adequacy guidelines for use in their examination and regulation of banks and bank holding companies.  If the capital of a bank or bank holding company falls below the minimum levels established by these guidelines, it may be denied approval to acquire or establish additional banks or non-bank businesses, or the FDIC or Federal Reserve Board may take other administrative actions.  The guidelines employ two measures of capital:  (1) risk-based capital and (2) leverage capital.

In general, the risk-based capital guidelines provide detailed definitions of which obligations will be treated as capital, and assign different weights to various assets and off-balance sheet items, depending upon the perceived degree of credit risk associated with each asset.  Each asset is assigned to one of four risk-weighted categories.  For example, 0 percent for cash and unconditionally guaranteed government securities; 20 percent for deposits with other banks and fed funds; 50 percent for state bonds and certain residential real estate loans; and 100 percent for commercial loans and other assets.  Capital is categorized as either Tier 1 capital, consisting of common stock and retained earnings (or deficit), or Tier 2 capital, which includes limited-life preferred stock and allowance for loan losses (subject to certain limitations).  The guidelines also define and set minimum capital requirements (risk-based capital ratios), which increased over a transition period, ended December 31, 1992.  Under the final 1992 rules, all banks were required to maintain Tier 1 capital of at least 4 percent and total capital of 8.0% of risk-adjusted assets. The Bank had a Tier 1 capital to total risk-adjusted assets capital ratio of 10.77% and 12.40% at December 31, 2007 and 2006, respectively.  The Bank’s Tier 1 capital exceeds the minimum regulatory requirement by $12,681,000.  The Bank had a Total Risk-Based capital to risk-adjusted assets ratio of 11.86% and 13.40% at December 31, 2007 and 2006, respectively.  The Bank’s Total Risk-Based capital exceeds the minimum regulatory requirement by $7,220,000.

The Tier 1 leverage capital ratio guidelines require a minimum leverage capital ratio of 4% of Tier 1 capital to total assets less goodwill.  The Bank had a leverage capital ratio of 8.59% and 10.20% at December 31, 2007 and 2006, respectively.  The Bank’s Tier 1 leverage capital exceeds the minimum regulatory requirement by $10,776,000.

As of the end of 2007, the Bank was considered to be “well capitalized” by regulatory standards.  We do not foresee any circumstances that would cause either the Corporation or the Bank to be less than “well capitalized”, although no assurance can be given that this will not occur.

On March 27, 2003, the Corporation’s wholly owned special-purpose trust subsidiary, Northern California Bancorp, Inc. Trust I (“Trust I”) issued $3 million in cumulative Trust Preferred Securities.  The securities bear a floating rate of interest of 3.25% over the three month LIBOR rate, payable quarterly.  The effective rate at December 31, 2007 and 2006 was 8.49% and 8.62%, respectively. Concurrent with the issuance of the Trust Preferred Securities, Trust I used the proceeds from the Trust Preferred Securities offering to purchase a like amount of Junior Subordinated Debentures of the Corporation.  The Corporation will pay interest on the Junior Subordinated Debentures to Trust I, which represents the sole revenue and sole source of dividend distributions to the holders of the Trust Preferred Securities.  The Corporation has the right, assuming no default has occurred, to defer payments of interest on the Junior Subordinated Debentures at any time for a period not to exceed 20 consecutive quarters.  The Trust Preferred Securities will mature on April 7, 2033, but can be redeemed under certain circumstances at a premium prior to April 7, 2008, and can be redeemed, in whole or in part, on any January 7, April 7, July 7 or October 7 on or after April 7, 2008 at par.  The Corporation fully and unconditionally guarantees the obligations Trust I, on a subordinated basis.

The Corporation received $2.91 million from Trust I upon issuance of the Junior Subordinated Debentures, of which $1 million was contributed by the Corporation to the Bank to increase its capital, $1.14 million was used to retire existing Corporation debt and the remainder held as working capital.

On November 13, 2003, the Corporation’s wholly owned special-purpose trust subsidiary, Northern California Bancorp, Inc. Trust II (“Trust II”) issued $5 million in cumulative Trust Preferred Securities.  The securities bear a floating rate of interest of 2.85% over the three month LIBOR rate, payable quarterly.  The effective rate at December 31, 2007 and 2006 was 7.76% and 8.22%, respectively.  Concurrent with the issuance of the Trust Preferred Securities, Trust II used the proceeds from the Trust Preferred Securities offering to purchase a like amount of Junior Subordinated Debentures of the Corporation.  The Corporation will pay interest on the Junior Subordinated Debentures to Trust II, which represents the sole revenue and sole source of dividend distributions to the holders of the Trust Preferred Securities.  The Corporation has the right, assuming no default has occurred, to defer payments of interest on the Junior Subordinated Debentures at any time for a period not to exceed 20 consecutive quarters.  The Trust Preferred Securities will mature on August 8, 2033, but can be redeemed under certain circumstances at a premium prior to August 8, 2008, and can be redeemed, in whole or in part, on any February 8, May 8,

August 8 or November 8 on or after August 8, 2008 at par.  The Corporation fully and unconditionally guarantees the obligations of Trust II, on a subordinated basis.

The Corporation received $4.96 million from Trust II upon issuance of the Junior Subordinated Debentures, of which $2.5 million was contributed by the Corporation to the Bank to increase its capital and the remainder held as working capital.

Under applicable regulatory guidelines, a portion of the Trust Preferred Securities will qualify as Tier I Capital, and the remainder as Tier II Capital.

Liquidity

Liquidity represents a bank’s ability to provide sufficient cash flows or cash resources in a manner that enables it to meet obligations in a timely fashion and adequately provides for anticipated future cash needs.  For the Bank, liquidity considerations involve the capacity to meet expected and potential requirements of depositors seeking access to balances and to provide for the credit demands of borrowing customers.  In the ordinary course of the Bank’s business, funds are generated from the repayment of loans, maturities within the investment securities portfolio and the acquisition of deposit balances and short-term borrowings.  In addition, the Bank has a line of credit from the Federal Home Loan Bank of San Francisco of approximately $57,066,000, based on twenty five per cent of the Bank’s total assets as reported in the most recent quarterly Consolidated Reports of Condition and Income for a bank with Domestic Offices Only.  The line of credit is subject to pledging of acceptable collateral.  Additionally the Bank has unsecured federal funds lines of credit with Bank of the West $4,500,000, Pacific Coast Bankers’ Bank $6,000,000 and The Independent Bank $5,000,000 to meet temporary liquidity requirements.  Available borrowing capacities on December 31, 2007 were $4,500,000, $6,000,000 and $5,000,000, respectively.

As a matter of policy, the Bank seeks to maintain a level of liquid assets, including marketable investment securities, equal to a least 15 percent of total assets (“primary liquidity”), while maintaining sources of secondary liquidity (borrowing lines from other institutions) equal to at least an additional 10 percent of assets.  In addition, it seeks to generally limit loans to not more than 110 percent of deposits.  Within these ratios, the Bank generally has excess funds available to sell as federal funds on a daily basis, and is able to fund its own liquidity needs without the need of short-term borrowing.  The Bank’s total liquidity at December 31, 2007, 2006 and 2005 was 27.09%, 24.31%, and 27.09%, respectively, while its loan to deposit ratio for such years was 100.85%, 98.80% and 90.84%, respectively.

Brokered deposits are deposit instruments, such as certificates of deposit, deposit notes, bank investment contracts and certain municipal investment contracts that are issued through brokers and dealers who then offer and/or sell these deposit instruments to one or more investors.  Additionally, deposits on which a financial institution pays an interest rate significantly higher than prevailing rates are considered to be brokered deposits.  Federal law and regulation restricts banks from soliciting or accepting brokered deposits, unless the bank is well capitalized under Federal guidelines.  The Bank had no brokered deposits at December 31, 2007; brokered deposits totaled approximately $5,046,000 or 3.83% at December 31, 2006 and $12,849,300 or 10.82% at December 31, 2005. None of the Bank’s brokered deposits paid an interest rate significantly higher than prevailing rates.

Management of interest rate sensitivity (asset/liability management) involves matching and repricing rates of interest-earning assets with interest-bearing liabilities in a manner designed to optimize net interest income within the constraints imposed by regulatory authorities, liquidity determinations and capital considerations.  The Bank instituted formal asset/liability policies at the end of 1989.

The purpose for asset/liability management is to provide stable net interest income growth by protecting the Bank’s earnings from undue interest rate risk.  The Bank expects to generate earnings from increasing loan volume, appropriate loan pricing and expense control and not from trying to accurately forecast interest rates.  Another important function of asset/liability management is managing the risk/return relationships between interest rate risk, liquidity, market risk and capital adequacy.  The Bank gives priority to liquidity concerns followed by capital adequacy, then interest rate risk and market risk in the investment portfolio.  The policy of the Bank will be to control the exposure of the Bank’s earnings to changing interest rates by generally maintaining a position within a narrow range around an “earnings neutral position.” An earnings neutral position is defined as the mix of assets and liabilities that generate a net interest margin that is not affected by interest rate changes.  However, Management does not believe that the Bank can maintain a totally earnings neutral position.  Further, the actual timing of repricing of assets and liabilities does not always correspond to the timing assumed by the Bank for analytical purposes.  Therefore, changes in market rates of interest will generally impact on the Bank’s net interest income and net interest margin for long or short periods of time.

The Bank monitors its interest rate risk on a quarterly basis through the use of a model which calculates the effect on earnings of changes in the fed funds rate.  The model converts a fed funds rate change into rate changes for each major class of asset and liability, then simulates the bank’s net interest margin based on the bank’s actual repricing over a one year period, assuming that maturities are reinvested in instruments identical to those maturing during the period.  The following table shows the affect on net interest income of a 100 and a 200 basis point rate shock at December 31, 2007.

Rate Shock Increase(Decrease) in Basis Points	Percent Increase(Decrease) in Net Interest Income
100	5.8%
(100)	(6.7)%
200	11.6%
(200)	(13.5)%

The Corporation’s sources of revenues and liquidity are the dividends, tax equalization payments or management fees from the Bank and gains on securities held in a trading account and other investments.  The ability of the Bank to pay such items to the Corporation is subject to limitations under state and Federal law.

Investment Securities

The Corporation maintains a trading account, at fair value, consisting of marketable securities.  At December 31, 2007 and 2006 the account value was $1,224,000 and $1,762,000, respectively.  The Corporation has investments of $20,000 in AT Service LLC, which provides title insurance services for commercial, industrial and residential properties, as well as other real estate related financial and informational services, including escrow, real estate information, trustee sale guarantees and real estate tax exchanges, and $10,000 in Metrocities Mortgage, LLC.  In addition the Corporation has investments in Northern California Bancorp Trust I of $93,000 and Northern California Bancorp Trust II of $155,000, these are special-purpose trust subsidiaries which were formed to facilitate the issuance of trust preferred securities.

The following table sets forth the book and market value of the consolidated investment securities as of December 31, 2007 and 2006:

INVESTMENT PORTFOLIO MIX

(Dollars in thousands)

	2007		2006		2005
	Book	Market	Book	Market	Book	Market
	value	value	value	value	value	value
Available for sale:
Government National Mortgage Association	$386	$385	$641	$626	$857	$837
State/Local Agency Securities	225	225	—	—	—	—
U.S. Government Agencies	36,027	36,191	14,724	14,660	9,714	9,597
Total	$36,638	$36,801	$15,365	$15,286	$11,202	$11,065

Held to maturity:
State/Local Agency Securities	$7,869	$8,105	$7,012	$7,280	$7,025	$7,162

Other Securities:
Federal Home Loan Bank Stock	$2,495	$2,495	$1,633	$1,633	$1,183	$1,183
AT Services, LLC	20	20	20	20	40	40
Metrocities Mortgage, LLC	10	10	10	10	10	10
The Independent Bankers’ Financial Corp.	51	51	50	50	—	—
MasterCard Inc Class “B” Stock	—	—	6	6	—	—
Northern California Bancorp, Inc. Trust I	93	93	93	93	93	93
Northern California Bancorp, Inc. Trust II	155	155	155	155	155	155
Pacific Coast Bankers’ Bank Stock	—	—	—	—	440	1,757
Pan Pacific Bank	—	—	—	—	100	100
Total	$2,824	$2,824	$1,967	$1,967	$2,021	$3,338

The following tables summarize the maturity of the consolidated investment securities at December 31, 2007:

INVESTMENT PORTFOLIO MATURITIES

(Dollars in thousands)

	Available for Sale
	Amortized	Fair
	Cost	Value
Due within one year	$1,000	$999
Due between five and ten years	11,250	11,311
Due in over ten years	24,002	24,106
GNMA - Mortgage Backed Securities	386	385
	$36,638	$36,801

	Held to Maturity
	Amortized	Fair
	Cost	Value
Due in over ten years	$7,869	$8,105

ITEM 7. FINANCIAL STATEMENTS

The following consolidated financial statements included in the Consolidated Financial Report issued by Hutchinson and Bloodgood LLP, Certified Public Accountants at the pages indicated are incorporated herein by reference:

Independent Auditors’ Report on the Financial Statements	1

Consolidated Balance Sheets at December 31, 2007 and 2006	2

Consolidated Statements of Income for each of the three years in the period ended December 31, 2007	3

Consolidated Statements of Changes in Stockholders’ Equity for each of the three years in the period ended December 31, 2007	4

Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 2007	5-6

Notes to Consolidated Financial Statements

7-49

APPENDIX C

QUARTERLY REPORT ON FORM 10-Q/A

FOR THE PERIOD ENDED SEPTEMBER 30, 2008

ITEMS 1 AND 2

Item 1.            FINANCIAL STATEMENTS

NORTHERN CALIFORNIA BANCORP, INC.

AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	September 30	December 31
(in thousands except share data)	2008	2007
	(Unaudited)	(Audited)
ASSETS:
Cash and Due From Banks	$8,262	$8,063
Federal Funds Sold	—	12,090
Total Cash and Cash Equivalents	8,262	20,153
Trading Assets	591	1,224
Interest-bearing deposits with other Financial Institutions	6,500	—
Investment Securities, available for sale (Note 5)	76,338	36,801
Investment Securities, held to maturity at cost (fair value approximates $8,052 in 2007) (Note 5)	—	7,869
Other Investments (Note 6)	3,647	2,824
Loans Held for Sale, at lower of cost or market	1,248	1,887
Loans, net of allowance for loan losses of $2,280 in 2008; $2,028 in 2007 (Note 7)	158,508	166,861
Bank Premises and Equipment, Net	5,056	4,874
Cash Surrender Value of Life Insurance	3,937	3,845
Other Real Estate Owned	6,349	—
Interest Receivable and Other Assets	6,170	7,527
Total Assets	$276,606	$253,865

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Non-interest bearing demand	$25,388	$24,814
Interest-bearing demand	16,863	15,600
Savings	7,099	5,487
Time less than $100,000	76,376	58,812
Time in denominations of $100,000 or more	56,385	62,620
Total Deposits	182,111	167,333
Federal Home Loan Bank Borrowed Funds	60,500	52,500
Federal Funds Purchased	840	—
Junior Subordinated Debt Securities	8,248	8,248
Revolving Line of Credit	2,500	—
Payable for investment securities purchased	2,705	5,225
Interest Payable and Other Liabilities	7,585	6,125
Total Liabilities	264,489	239,431

Shareholders’ Equity:
Common Stock - No Par Value, authorized 2,500,000 Outstanding:1,803,908 in 2008 and 1,792,238 in 2007	5,173	5,502
Retained Earnings	9,479	8,831
Accumulated Other Comprehensive Income (Loss) (Note 8)	(2,535)	101

Total Shareholders’ Equity	12,117	14,434
Total Liabilities & Shareholders’ Equity	$276,606	$253,865

NORTHERN CALIFORNIA BANCORP, INC.

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	THREE-MONTH PERIOD ENDING		NINE-MONTH PERIOD ENDING
	September 30		September 30
(in thousands except share data)	2008	2007	2008	2007
INTEREST INCOME:
Loans	$2,863	$3,640	$9,574	$10,373
Time deposits with other financial institutions	4	13	16	41
Investment securities	1,018	598	2,740	1,433
Federal funds sold	58	132	209	364
Total Interest Income	3,943	4,383	12,539	12,214

INTEREST EXPENSE:
Interest-bearing transaction accounts	13	12	37	38
Savings and time deposit accounts	833	709	2,506	1,894
Time deposits in denominations of $100,000 or more	647	673	2,129	1,670
Notes payable and other	906	779	2,633	2,032
Total Interest Expense	2,399	2,173	7,305	5,634

Net Interest Income	1,544	2,210	5,234	6,580
Provision for loan losses	250	140	250	415
Net interest income, after provision for loan losses	1,294	2,070	4,984	6,165
NON-INTEREST INCOME:
Service charges on deposit accounts	168	153	572	460
Income from sales and servicing of Small Business Administration Loans	69	54	285	409
Other income	896	697	2,761	2,389
Total non-interest income	1,133	904	3,618	3,258

NON-INTEREST EXPENSE:
Salaries and Employee Benefits	881	1,004	2,885	3,064
Occupancy and Equipment Expense	243	195	715	622
Professional Fees	50	36	167	124
Data Processing	86	92	277	270
Other general and administrative	1,056	870	2,747	2,580
Total non-interest expenses	2,316	2,197	6,791	6,660

Income before tax provision (benefit)	111	777	1,811	2,763
Income tax provision (benefit)	(43)	413	801	1,278
Net income	$154	$364	$1,010	$1,485
Earnings per common share
Basic	$0.084	$0.207	$0.552	$0.851
Diluted	$0.083	$0.180	$0.543	$0.802

NORTHERN CALIFORNIA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

				Accumulated
	Number of	Common	Retained	Other Comprehensive Income
(in thousands except share data)	Shares	Stock	Earnings	(Loss)	Total

Balance at December 31, 2006	1,721,715	$5,060	$7,363	$(21)	$12,402

Comprehensive income:
Net income	—	—	1,929	—	1,929
Change in net unrealized gain on securities and other assets net of reclassification adjustment and tax effects	—	—	—	122	122
Total comprehensive income					2,051

$0.25 per share dividend	—	—	(461)	—	(461)
Exercise of stock options, net of tax benefit	124,203	442	—	—	442

Balance at December 31, 2007 (audited)	1,845,918	5,502	8,831	101	14,434
Cumulative effect – application of new accounting standard EITF 06-4 and EITF 06-10	—	—	(362)	—	(362)
	1,845,918	5,502	8,469	101	14,072
Comprehensive income:
Net income	—	—	1,010	—	1,010
Change in net unrealized loss on securities and other assets net of reclassification adjustment and tax effects	—	—	—	(2,636)	(2,636)
Total comprehensive income					(1,626)
Repurchase of common stock	(46,010)	(341)			(341)
Exercise of stock options, net of tax benefit	4,000	12	—	—	12

Balance at September 30, 2008 (unaudited)	1,803,908	$5,173	$9,479	$(2,535)	$12,117

NORTHERN CALIFORNIA BANCORP, INC.

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

NINE MONTHS ENDED SEPTMENBER 30, 2008 AND 2007

	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,010	$1,485
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	228	214
Realized gain on sales of available-for-sale securities, net	(449)	—
Amortization of deferred loan (fees) costs, net	243	243
Accretion of discounts and amortization of premiums on investment securities, net	(161)	(6)
Provision for loan losses	250	415
Unrealized loss on foreclosed real estate	532	—
Increase in cash surrender value of life insurance	(92)	(93)
(Increase) decrease in assets:
Trading assets	633	431
Loans held for sale	639	(395)
Interest receivable	10	(434)
Other assets	1,347	(754)
Increase (decrease) in liabilities:
Interest payable	(476)	532
Other liabilities	1,571	1,473
Net cash provided by operating activities	5,285	3,111

CASH FLOWS FROM INVESTING ACTIVITIES
Increase in interest-bearing deposits with other financial institutions	(6,500)	—
Proceeds from maturity/sale of investment securities	36,763	11,964
Purchase of investments	(73,801)	(34,024)
Net increase in loans	(11,802)	(46,647)
Loan purchases	—	(1,462)
Loan sales	12,781	21,474
Additions to bank premises and equipment	(407)	(496)
Net cash used by investing activities	(42,966)	(49,191)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits	14,779	19,941
Proceeds from borrowings	11,340	17,500
Repurchase of common stock	(341)	(2,750)
Proceeds from exercise of stock options	12	279
Net cash provided by financing activities	25,790	34,970

Net decrease in cash and cash equivalents	(11,891)	(11,110)

CASH AND CASH EQUIVALENTS, BEGINNING	20,153	22,434

CASH AND CASH EQUIVALENTS, ENDING	$8,262	$11,324

SUMMARY OF ACCOUNTING POLICIES

(NOTE 1) NATURE OF BUSINESS AND BASIS OF PRESENTATION

Nature of Business

Northern California Bancorp, Inc. (the “Corporation”) was incorporated on August 29, 1995, as a for-profit corporation under the California Corporate laws for the principal purpose of engaging in banking and non-banking activities as allowed for a bank holding company.  The Corporation’s sources of revenues at this time are dividends on investments, gains on securities transactions and potential dividends, management fees and tax equalization payments, if any, from the Bank.

The Corporation owns 100% of Monterey County Bank (the “Bank”) which operates five full service branches in Monterey County, California. The Corporation owns 100% of the common stock of two unconsolidated special purpose business trusts, “Northern California Bancorp, Inc. Trust I” and “Northern California Bancorp, Inc. Trust II”.

Basis of Presentation

The interim condensed financial statements of Northern California Bancorp, Inc. and subsidiary (“Corporation”) are unaudited and reflect all adjustments (consisting only of normal recurring adjustments), which are, in the opinion of management, necessary for a fair presentation, in all material respects, of the financial position and operating results of the Corporation for the interim periods.  The results of operations for the nine months ended September 30, 2008 are not necessarily indicative of the results to be expected for the entire fiscal year ending December 31, 2008.  The year-end balance sheet data at December 31, 2007 was derived from the audited financial statements.  All material intercompany balances and transactions have been eliminated in consolidation.

This financial information should be read in conjunction with the audited financial statements and notes thereto included in the Corporation’s Form 10-KSB for the fiscal year ended December 31, 2007.

(NOTE 2) RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements, but applies under other existing accounting pronouncements that require or permit fair value measurements. SFAS No. 157 emphasizes that fair value is a market-based measurement, not an entity-specific measurement and, therefore, should be determined based on the assumptions that market participants would use in pricing that asset or liability. SFAS No. 157 also establishes a fair value hierarchy that distinguishes between market participant assumptions developed based on market data obtained from independent sources and the Corporation’s own assumptions about market participant assumptions based on the best information available. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years with earlier adoption permitted.  The adoption of SFAS No. 157 did not have an impact on the Corporation’s consolidated financial statements and results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115 which is effective for financial statements issued for fiscal years beginning after November 15, 2007.

The Corporation adopted SFAS 159 on January 1, 2008.  The Corporation did not elect the fair value option, under SFAS 159, for any of our existing financial assets or financial liabilities as of January 1, 2008, nor have we elected the fair value option for any new financial assets or financial liabilities originated or entered into during the nine months ended 2008.

On September 7, 2006, the Task Force reached a consensus on EITF Issue No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements (“EITF 06-4”) and on March 15, 2007, the Task Force reached a consensus on EITF Issue No. 06-10, Accounting for Collateral Assignment Split-Dollar Life Insurance Arrangements(“EITF 06-10”). The scope of these two issues relates to the recognition of a liability and related compensation costs for endorsement split-dollar life insurance arrangements and for collateral assignment split-dollar life insurance arrangements, respectively.  EITF 06-4 and EITF 06-10 are both effective for fiscal years beginning after December 15, 2007, although early adoption is permitted.  The Corporation adopted EITF 06-4 and EITF 06-10 effective as of January 1, 2008 as a change in accounting principle through a $362,000 cumulative-effect adjustment to retained earnings. Beginning January 1, 2008, a monthly charge to expense of approximately $9,143 is made to recognize the liability for future benefits.

(NOTE 3) STOCK BASED COMPENSATION

The Corporation records compensation expense associated with stock-based awards in accordance with (SFAS) No. 123 (revised 2004), Share-Based Payment (SFAS No. 123R) as interpreted by SEC Staff Accounting Bulletin No. 107. SFAS No. 123R supersedes APB No. 25, and amends SFAS No. 95 Statement of Cash Flows. Generally, the approach in SFAS No. 123R is similar to the approach described in SFAS No. 123, Accounting for Stock Based Compensation (SFAS No. 123).  However, SFAS No. 123R requires all stock-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values at the date of grant. No stock-based compensation expense was recorded for the nine months ended September 30, 2008 and 2007, respectively.  The Corporation selected to use the modified prospective method of adopting SFAS 123R.  Thus, stock option expense is recognized only for options that vested after January 1, 2006.  Future compensation expense may be greater if additional stock options are granted by the Corporation.

Under the Corporation’s 1998 Stock Option Plan, the Corporation may grant incentive stock options and non-qualified stock options to directors, officers, and employees of the Corporation and its subsidiary, so long as the Corporation owns a majority of the equity interest of such subsidiary.  Incentive stock options are granted at fair value of the common stock on the date of grant.  However, an incentive stock option granted to an individual owning 10% or more of the Corporation’s stock after such grant must have an exercise price of at least 110% of such fair market value and an exercise period of not more than five years.  Non-qualified stock options may be granted at prices not lower than 85% of the fair market value of the common stock on the date of grant.  The Board of Directors is authorized to determine when options become exercisable within a period not exceeding 10 years from the date of grant.  Under the Plan, 64,661 shares of common stock have been reserved for the granting of these options.  At September 30, 2008, 64,661 options were outstanding.  During 2008, no options were granted, and 4,000 options were exercised by officers, employees, and board members.  As of September 30, 2008, all options have been vested and all related compensation expense has been formerly expensed.

No further Options may be granted under the 1998 Stock Option Plan.  The plan provided that options could be granted for a period of ten years from the date the Plan was adopted by the Board.  The Board adopted the Plan on April 16, 1998.  The Plan remains in effect until all Options granted under the Plan have been satisfied or expired.

Under the Corporation’s 2007 Stock Option Plan, the Corporation may grant incentive stock options and non-qualified stock options to directors, officers, and employees of the Corporation and its subsidiary, so long as the Corporation owns a majority of the equity interest of such subsidiary.  Incentive stock options are granted at fair value of the common stock on the date of grant.  However, an incentive stock option granted to an individual owning 10% or more of the Corporation’s stock after such grant must have an exercise price of at least 110% of such fair market value and an exercise period of not more than five years.  The Board of Directors is authorized to determine when options become exercisable within a period not exceeding 10 years from the date of grant.  Under the Plan, 300,000 shares of common stock have been reserved for the granting of these options.  At September 30, 2008, no options were granted or outstanding.

No pre-tax stock-based compensation expense was required for the nine months ended September 30, 2008 and 2007. There were no options granted during the nine months ended September 30, 2008 or 2007.

(NOTE 4) EARNINGS PER SHARE

Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period.  Diluted earnings per share reflects additional common shares that would have been outstanding, if potential dilutive common shares had been issued, as well as any adjustment to income that would result from the assumed issuance.  Potential common shares that may be issued by the Bank relate to outstanding stock options and warrants and are determined using the treasury stock method.

The weighted-average number of shares used in computing basic and diluted earnings per share is as follows:

	Earnings per share Calculation
	For the nine months ended September 30
	2008			2007
		Weighted			Weighted
	Net	Average	Per Share	Net	Average	Per Share
	Income	Shares	Amount	Income	Shares	Amount
Basic earnings per share	$1,010	1,830,699	$0.552	$1,485	1,744,444	$0.851

Effect of dilutive shares assumed exercise of outstanding options	—	30,411	(0.009)	—	106,927	(0.049)

Diluted earnings per share	$1,010	1,861,110	$0.543	$1,485	1,851,371	$0.802

(NOTE 5) INVESTMENT SECURITIES:

	September 30	December 31
(in thousands)	2008	2007

Available for sale:
Corporate Debt Securities	$1,500	$—
Government National Mortgage Association	—	385
Mortgage Backed Securities	2,753	—
State/Local Agency	20,161	225
U.S. government Agencies	51,924	36,191
	$76,338	$36,801
Held to maturity:
State/Local Agency	$—	$7,869

(NOTE 6) OTHER INVESTMENTS

AT Services LLC	$20	$20
Federal Home Loan Bank stock, restricted	2,881	2,495
Independent Bankers Financial Corporation	51	51
Metrocities Mortgage, LLC	10	10
Northern California Bancorp, Inc. Trust I	93	93
Northern California Bancorp, Inc. Trust II	155	155
Visa, Inc.	437	—
	$3,647	$2,824

(NOTE 7) LOANS and ALLOWANCE FOR POSSIBLE LOAN LOSSES:

Commercial and Industrial	$29,726	$28,310
Construction	17,179	23,396
Real Estate - Mortgage	113,285	116,625
Installment	859	876
Government Guaranteed Loans Purchased	26	32
	161,075	169,239
Allowance for loan losses	(2,280)	(2,028)
Deferred origination fees, net	(287)	(350)
Net Loans	$158,508	$166,861

Balance at Beginning of Period	$2,028	$1,409
Recoveries	2	4
Provision for Possible Loan Losses	250	865
Loans Charged Off	—	(250)
Balance at End of Period	$2,280	$2,028

(NOTE 8) COMPREHENSIVE INCOME (LOSS):

The components of other comprehensive income (loss) and related tax effects for the nine month period ended September 30, 2008 and the year ended December 31, 2007 are as follows:

	September 30	December 31
	2008	2007
	(Unaudited)	(Audited)
Unrealized holding gains (losses) on available for sale securities and other assets, net	$(5,242)	$438
Reclassification for (gains) losses realized in income	449	(216)
Net unrealized gains (losses)	(4,793)	222
Tax effect	2,157	(100)

Net-of-tax amount	$(2,636)	$122

The components of accumulated other comprehensive income (loss) and related tax effects are as follows:

	September 30	December 31
	2008	2007
	(Unaudited)	(Audited)
Unrealized holding gains (losses) on available for sale securities	$(4,634)	$163
Unrealized holding gains on available for sale asset strip receivable	25	21
Tax effect	2,074	(83)

Net-of-tax amount	$(2,535)	$101

(NOTE 9) SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

	September 30
	2008	2007
Payments during the period ending:
Interest	$7,400	$5,000
Income Taxes	$1,120	$1,041

Noncash Investing and Financing Activities:
Transfer of loans to other real estate owned	$6,349	$—

(NOTE 10) FAIR VALUE MEASUREMENTS:

Effective January 1, 2008, the Corporation adopted SFAS No. 157, which establishes a hierarchy for measuring fair value under GAAP. This standard applies to all financial assets and liabilities that are being measured and reported at fair value on a recurring and non-recurring basis. Fair value is measured in levels, which are described in more detail below, and is determined based on the observability and reliability of the assumptions used to determine fair value.

Level 1: Valuation for assets and liabilities traded in active exchange markets. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2: Valuation for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third party pricing services for identical or comparable assets or liabilities.

Level 3: Valuation for assets and liabilities that are derived from other valuation methodologies, including option pricing models, discounted cash flow models, and similar techniques, and not based on market exchange, dealer, or broker traded transactions. These valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets or liabilities.

The Corporation measures and reports available-for-sale securities and mortgage servicing rights at fair value on a recurring basis. The following table shows the balances of these assets based on the SFAS No. 157 designated levels.

	At September 30, 2008
	Total	(Level 1)	(Level 2)	(Level 3)
Available-for-sale securities	$76,338	$—	$76,338	$—
Total	$76,338	$—	$76,338	$—

The Corporation may also be required, from time to time, to measure certain other financial assets at fair value on a non-recurring basis in accordance with GAAP. During the nine months ended September 30, 2008, we measured collateral dependent impaired loans and other real estate owned (OREO) at fair value. The assets are measured at fair value on a non-recurring basis and the following table provides the assets’ SFAS No. 157 designated levels, as well as the fair value losses recognized during the nine months ended September 30, 2008.

	Total	(Level 1)	(Level 2)	(Level 3)	Losses for the nine months ended September 30, 2008
Impaired loans	$5,327	$—	$—	$5,327	$447
OREO	6,349	—	—	6,349	532
	$11,676	$—	$—	$11,676	$979

Because the Corporation did not elect the fair value option for any financial assets or liabilities under SFAS No. 159, there were no other assets or liabilities that have been measured at fair value during the nine months ended September 30, 2008.

(NOTE 11) OFF-BALANCE SHEET COMMITMENTS:

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers.  These financial instruments include commitments to extend credit.  Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Bank’s exposure to credit loss is represented by the contractual amount of these commitments.  The Bank uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

At September 30, 2008 and December 31, 2007, such commitments to extend credit were $15,939,000 and $20,794,000, respectively, of undisbursed lines of credit, undisbursed loans in process, and commitment letters.

The Bank has a letter of credit in the amount of $330,000, expiring April 17, 2011, issued by Federal Home Loan Bank of San Francisco, which is used to secure local agency deposits.  The beneficiary of the letter of credit is the Administrator of Local Agency Security, Department of Financial Institutions.

Subsequent Event

On October 3, 2008, Congress passed the Emergency Economic Stabilization Act of 2008 (EESA), which provides the U. S. Treasury with broad authority to implement certain actions to help restore stability and liquidity to U.S. markets.  One of the provisions resulting from the Act is the Treasury Capital Purchase Program (CPP), which provides direct equity investment of perpetual preferred stock by the Treasury in qualified financial institutions.  The program is voluntary and requires an institution to comply with a number of restrictions and provisions, including limits on executive compensation, stock redemptions and declaration of dividends.  Applications must be submitted by November 14, 2008 and are subject to approval by the Treasury.  The CPP provides for a minimum investment of 1 percent of Risk-Weighted Assets, with a maximum investment equal to the lesser of 3 percent of Total Risk-Weighted Assets or $25 billion.  The perpetual preferred stock investment will have a dividend rate of 5% per year until the fifth anniversary of the Treasury investment, and a dividend of 9% thereafter.  The CPP also requires the Treasury to receive warrants for common stock equal to 15% of the capital invested by the Treasury.  The Corporation has filed an application to participate in this program.  Participation in the program is not automatic and is subject to approval by the Treasury.

ITEM 2:	MANAGEMENT’S DISCUSSION AND ANALYSIS OF INANCIAL CONDITION AND RESULTS OF OPERATIONS

Statements Regarding Forward-Looking Information

Except for historical information contained herein, the matters discussed or incorporated by reference in this report contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), that involve substantial risks and uncertainties.  When used in this report, or in the documents incorporated by reference herein, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect,” and similar expressions identify certain of such forward-looking statements.  Actual results of Monterey County Bank could differ materially from such forward-looking statements contained herein.  Factors that could cause future results to vary from current expectations include, but are not limited to, the following: changes in economic conditions (both generally and more specifically in the markets in which the Bank operates); changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies or guidelines and in government legislation and regulation (which change from time to time and over which the Bank has no control); other factors affecting the Bank’s operations, markets, products and services; and other risks detailed in this Form 10-Q/A and in the Bank’s other reports filed with the Federal Deposit Insurance Corporation and pursuant to the rules and regulations of the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof.  The Corporation undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date thereof.

CRITICAL ACCOUNTING POLICIES

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make a number of judgments, estimates and assumptions that affect the reported amount of assets, liabilities, income and expenses in the Corporation’s financial statements and accompanying notes.  Management believes that the judgments, estimates and assumptions used in preparation of the Corporation’s financial statements are appropriate given the factual circumstances as of September 30, 2008.

Various elements of the Corporation’s accounting policies, by their nature, are inherently subject to estimation techniques, valuation assumptions and other subjective assessments.  Critical accounting policies are those that involve the most complex and subjective decisions and assessments and have the greatest potential impact on the Corporation’s results of operation.  In particular, management has identified one accounting policy that, due to judgments, estimates and assumptions inherent in this policy, and the sensitivity of the Corporation’s financial statements to those judgments, estimates and assumptions, is critical to an understanding of the Corporation’s financial statements.  This policy relates to the methodology that determines the Corporation’s allowance for loan losses.  Management has discussed the development and selection of this critical accounting policy with the Corporation’s Audit Committee of the Board of Directors.  Although Management believes the level of the allowance at September 30, 2008 is adequate to absorb losses inherent in the loan portfolio, a decline in the regional economy may result in increasing losses that cannot reasonably be predicted at this time.  For further information regarding the allowance for loan losses see “Provision and Allowance for Loan Losses” included elsewhere herein.

OVERVIEW

The following discussion reviews and analyzes the operating results and financial condition of the Corporation, focusing on the Bank.  It should be read in conjunction with the financial statements and the other financial data presented elsewhere herein.

For the nine months ended September 30, 2008 net income was $1,010,000, compared to $1,485,000 for the same period in 2007.  For the nine months ended September 30, 2008 net interest income decreased $1,346,000, total non-interest income increased $360,000, non-interest expense increased $131,000 and the income tax provision decreased $477,000.

The following table sets forth certain selected financial ratios of the Corporation for the three and nine months ended September 30, 2008 and 2007.

	Three Months Ended September 30		Nine months Ended September 30
	2008	2007	2008	2007
Summary of Operating Results:
Total interest income	$3,943	$4,383	$12,539	$12,214
Total interest expense	2,399	2,173	7,305	5,634
Net interest income	1,544	2,210	5,234	6,580

Provision for possible loan losses	250	140	250	415

Net interest income after provision for loan losses	1,294	2,070	4,984	6,165

Total non-interest income	1,133	904	3,618	3,258
Total non-interest expenses	2,316	2,197	6,791	6,660

Income before taxes	111	777	1,811	2,763
Provision for (benefit of) income taxes	(43)	413	801	1,278

Net income	$154	$364	$1,010	$1,485

Per Common Share Data:

Net income - Primary (1)	$0.084	$0.207	$0.552	$0.851
Net income - Diluted (2)	0.083	0.180	0.543	0.802
Book value, end of period	6.67	7.95	6.67	7.95
Avg shares outstanding (3)	1,810,618	1,793,961	1,830,699	1,744,444

Balance Sheet Data:

Total loans, net of unearned income (4)	$159,756	$156,422	$159,756	$156,422
Total assets	276,606	229,129	276,606	229,129
Total deposits	182,111	151,569	182,111	151,569
Stockholders’ equity	12,117	14,264	12,117	14,264

	Three Months Ended September 30		Nine months Ended September 30
	2008	2007	2008	2007
Selected Financial Ratios:
Return on average assets (5) (6)	0.23%	0.66%	0.51%	0.98%
Return on average stockholders’ equity (5) (6)	4.80%	10.45%	9.62%	14.73%
Net interest spread	2.21%	3.69%	2.44%	4.09%
Net yield on interest earning assets (5)	2.63%	4.37%	2.95%	4.78%
Avg shareholders’ equity to average assets (5)	4.70%	6.27%	5.25%	6.63%
Risked-Based capital ratios
Tier 1	8.84%	9.70%	8.84%	9.70%
Total	13.89%	13.03%	13.89%	13.03%
Total loans to total deposits at end of period (4)	87.72%	103.20%	87.72%	103.20%
Allowance for loan losses to total loans at end of period (4)	1.40%	1.00%	1.40%	1.00%
Nonperforming loans to total loans at end of period (4)	3.23%	0.12%	3.23%	0.12%
Net charge-offs to average loans (4)	0.00%	0.18%	0.00%	0.18%

(1)                    Basic earnings per share amounts were computed on the basis of the weighted average number of shares of common stock outstanding during the year.  The weighted average number of common shares used for this computation was 1,830,699 and 1,744,444 for September 30, 2008 and 2007, respectively.

(2)                    Diluted earnings per share amounts were computed on the basis of the weighted average number of shares of common stock and common stock equivalents outstanding during the year.  Common stock equivalents include director/employee stock options. The weighted average number of shares used for this computation was 1,861,110 and 1,851,371 for September 30, 2008 and 2007, respectively.

(3)                    Weighted average common shares.

(4)                    Includes loans being held for sale.

(5)                    Averages are of daily balances.

(6)                    September 30, 2008 calculated on an annualized basis.

NET INTEREST INCOME

Net interest income, the difference between (a) interest and fees earned on interest-earning assets and (b) interest paid on interest-bearing liabilities, is the most significant component of the Bank’s earnings.  Changes in net interest income from period to period result from increases or decreases in the average balances of interest-earning assets and interest-earning liabilities, the availability of particular sources of funds and changes in prevailing interest rates.

Net interest income for the nine months ended September 30, 2008 was $5,234,000 compared to $6,580,000 for the same period in 2007.  The decrease of $1,346,000 resulted primarily from the decline in loan rates as shown on page 20 in the rate and volume analysis table and a reduction in interest income of $332,300 on loans on non-accrual status during the period.

The following tables show the components of the Bank’s net interest income, setting forth, for the quarter and the nine months ended September 30, 2008 and 2007, (i) average assets, liabilities and investments, (ii) interest income earned on interest-earning assets and interest expense paid on interest-bearing liabilities, (iii) average yields earned on interest-earning assets and average rates paid on interest-bearing liabilities, (iv) the net interest spread (i.e., the average yield earned on interest-earning assets less the average rate paid on interest-bearing liabilities) and (v) the net interest yield on average interest-earning assets (i.e., net interest income divided by average interest-earning assets).  Yields are computed on a tax-equivalent basis, resulting in adjustments to interest earned on municipal bonds of $246,000 and $107,000 for the nine months ended September 30, 2008 and 2007, respectively.  Non-accrual loans and overdrafts are included in average loan balances.  Average loans are presented net of unearned income.

DISTRIBUTION, RATE AND YIELD ANALYSIS OF NET INTEREST INCOME:

The following tables show the consolidated average balances of earning assets, and interest-bearing liabilities; the amount of interest income and interest expense; the average yield or rate for each category of average interest-earning assets and average interest-bearing liabilities; and the net interest income and the net interest spread for the periods indicated:

	Three Months Ended September 30, 2008			Three Months Ended September 30, 2007
	Average		Yield/	Average		Yield/
(dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets:
Loans	$162,905	$2,863	7.03%	$150,935	$3,640	9.65%
Interest-bearing deposits - in other banks	603	3	1.99%	1,000	13	5.37%
Invest securities - taxable	57,201	770	5.38%	36,566	516	5.64%
Invest securities - nontaxable	18,939	359	7.58%	7,127	120	6.71%
Federal funds sold	11,640	58	1.99%	10,245	133	5.20%
Total interest-earning assets	251,288	4,053	6.45%	205,873	4,422	8.59%
Allowance for credit losses	(2,032)			(1,443)
Non-interest bearing assets:
Cash and due from banks	6,713			6,024
Premises and equipment	5,086			4,929
Accrued interest receivable	1,666			1,219
Other assets	10,217			5,486
Total average assets	$272,938			$222,088

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Interest-bearing demand	$15,802	$10	0.25%	$14,721	$10	0.27%
Money market savings	1,785	3	0.67%	1,513	3	0.73%
Savings deposits	6,728	17	1.01%	4,588	12	1.01%
Time deposits >$100M	58,815	647	4.40%	50,863	673	5.29%
Time deposits <$100M	72,329	816	4.51%	52,609	698	5.30%
Other Borrowing	70,738	907	5.13%	52,987	779	5.88%
Total interest-bearing liabilities	226,197	2,400	4.24%	177,281	2,175	4.90%

Non-interest bearing liabilities:
Noninterest-bearing checking	26,024			25,728
Accrued interest payable	1,851			1,619
Other liabilities	6,026			3,566
Total Liabilities	260,098			208,194
Total shareholders equity	12,840			13,894
Total average liabilities and shareholders equity	$272,938			$222,088
Net interest income		$1,653			$2,247
Interest income as a percentage of average earning assets			6.45%			8.59%
Interest expense as a percentage of average earning assets			3.82%			4.23%
Net yield on interest earning assets			2.63%			4.36%

Net interest spread			2.21%			3.68%

	Nine months Ended September 30, 2008			Nine months Ended September 30, 2007
	Average		Yield/	Average		Yield/
(dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets:
Loans	$167,304	$9,574	7.63%	$140,301	$10,373	9.86%
Time deposits - in other banks	693	16	3.00%	1,048	41	5.28%
Invest securities - taxable	53,962	2,192	5.42%	28,912	1,194	5.51%
Invest securities - nontaxable	14,682	794	7.21%	7,049	346	6.54%
Federal funds sold	11,200	209	2.49%	9,382	367	5.21%
Total interest-earning assets	247,841	12,785	6.88%	186,692	12,321	8.80%

Allowance for credit losses	(2,053)			(1,386)
Non-interest bearing assets:
Cash and due from banks	6,479			6,358
Premises and equipment	4,989			4,848
Accrued interest receivable	1,494			1,099
Other assets	6,995			5,124
Total average assets	$265,745			$202,735

Liabilities and Shareholders’ Equity:
Interest Bearing Liabilities:
Interest-bearing demand	$14,475	$27	0.25%	$14,633	$28	0.25%
Money market savings	1,768	10	0.73%	1,793	10	0.73%
Savings deposits	6,180	49	1.05%	4,567	35	1.01%
Time deposits >$100M	60,175	2,129	4.72%	43,183	1,670	5.16%
Time deposits <$100M	70,180	2,458	4.67%	48,843	1,860	5.08%
Other Borrowing	66,474	2,634	5.28%	46,401	2,032	5.84%
Total interest-bearing liabilities	219,252	7,307	4.44%	159,420	5,635	4.71%

Non-interest bearing liabilities:
Noninterest-bearing checking	25,787			25,777
Accrued interest payable	1,989			1,500
Other liabilities	4,727			2,597
Total Liabilities	251,755			189,294
Total shareholders equity	13,990			13,441
Total average liabilities and shareholders equity	$265,745			$202,735
Net interest income		$5,478			$6,686
Interest income as a percentage of average earning assets			6.88%			8.80%
Interest expense as a percentage of average earning assets			3.93%			4.02%
Net yield on interest earning assets			2.95%			4.78%

Net interest spread			2.44%			4.09%

Rate and Volume Analysis:

The following tables show the increase or decrease in interest income, interest expense and net interest income, resulting from changes in rates and volumes, for the three months and nine months ended September 30, 2008 compared with the same period in 2007.

	Increase (decrease) in the three months ended September 30, 2008 compared with September 30, 2007
	Volume	Rate	Total
Increase (decrease) in interest income:
Loans	$289	$(1,066)	$(777)
Time deposits - in other banks	(5)	(5)	(10)
Invest securities - taxable	291	(37)	254
Invest securities - nontaxable	199	40	239
Federal funds sold	18	(93)	(75)
	792	(1,161)	(369)

Increase (decrease) in interest expense:
Interest-bearing demand	1	(1)	—
Money market savings	1	(1)	—
Savings deposits	6	(1)	5
Time deposits >$100M	105	(131)	(26)
Time deposits <$100M	262	(144)	118
Other Borrowing	261	(133)	128
	636	(411)	225
Increase (decrease) in net interest income:	$156	$(750)	$(594)

	Increase (decrease) in the nine months ended
	September 30, 2008 compared with September 30, 2007
	Volume	Rate	Total
Increase (decrease) in interest income:
Loans	$1,996	$(2,795)	$(799)
Time deposits - in other banks	(14)	(11)	(25)
Invest securities - taxable	1,035	(37)	998
Invest securities - nontaxable	375	73	448
Federal funds sold	71	(229)	(158)
	3,463	(2,999)	464

Increase (decrease) in interest expense:
Interest-bearing demand	—	(1)	(1)
Money market savings	—	—	—
Savings deposits	12	2	14
Time deposits >$100M	657	(198)	459
Time deposits <$100M	813	(215)	598
Other Borrowing	879	(277)	602
	2,361	(689)	1,672
Increase (decrease) in net interest income:	$1,102	$(2,310)	$(1,208)

Provision and Allowance for Loan Losses

The Corporation maintains a detailed, systematic analysis and procedural discipline to determine the amount of the allowance for loan losses (“ALL”).  The ALL is based on estimates and is intended to be adequate to provide for probable losses inherent in the loan portfolio.  This process involves deriving probable loss estimates that are based on individual loan loss estimation, historical loss rates and management’s judgment.

The Corporation employs several methodologies for estimating probable losses.  Methodologies are determined based on a number of factors, including type of asset, risk rating, concentrations, and collateral value.

The Corporation calculates the required ALL on a monthly basis and makes adjusting entries quarterly. The review of the adequacy of the allowance takes into consideration such factors as concentrations of credit, changes in the growth, size and composition of the loan portfolio, overall and individual portfolio quality, review of specific problem loans, collateral, guarantees and economic conditions that may affect the borrowers’ ability to pay and/or the value of the underlying collateral.  Additional factors considered include: geographic location of borrowers, changes in the Company’s product-specific credit policy and lending staff experience.  These estimates depend on subjective factors and, therefore, contain inherent uncertainties.

The Corporation’s ALL is maintained at a level believed adequate by management to absorb known and inherent probable losses on existing loans.  A provision for loan losses is charged to expense.  The allowance is charged for losses when management believes that full recovery on the loan is unlikely.  Generally, the Company charges off any loan classified as a “loss”; portions of loans which are deemed to be uncollectible; overdrafts which have been outstanding for more than 90 days; and, all other unsecured loans past due 120 or more days.  Subsequent recoveries, if any, are credited to the ALL.

Although no assurance can be given that actual losses will not exceed the amount provided for in the allowance, Management believes that the allowance is adequate to provide for all estimated credit losses in light of all known relevant factors. At September 30, 2008 and 2007 the Bank’s allowance stood at 1.40 percent and 1.00 percent, respectively.

Provisions made to the allowance during the nine months ended September 30, 2008 and 2007 were $250,000 and $415,000, respectively.  No loans were charged off during the nine months ended September 30, 2008 compared to $250,000 for the same period in 2007.  Recoveries during the nine months ended September 30, 2008 and 2007 were $2,000 and $1,000, respectively.

During the nine months ending September 30, 2008, $6,881,000 of loans secured by real estate were foreclosed and transferred to other real estate owned.

The Bank’s non-performing (delinquent 90 days or more and on non-accrual) net loans as a percentage of total loans were 3.23 percent and 0.12 percent as of the end of September 30, 2008 and 2007, respectively.  The significant increase in non-accrual loans is primarily attributable to the continued economic slowdown and the softening of the real estate market.

Non-Interest Income

Total non-interest income for the nine months ended September 30, 2008 was $3,618,000 compared with $3,258,000 for the same period in 2007.  The increase of $360,000 primarily resulted from income of $694,000 related to the Visa, Inc. initial public stock offering and increases in gains on sale of securities of $449,000, an increase in merchant credit card discount fees of $232,000; partially offset by a charge of $532,000 to establish an evaluation allowance on other real estate owned and decreases in sales and servicing of Small Business Administration Loans of $124,000 and a decrease in credit card/stored value card revenue of $321,000.

The Bank will reduce its sponsorship of credit card and stored value card programs over the next six months by terminating sponsorship agreements on all programs except a drug manufactures’ rebate card program.  The heightened monitoring required for third party relationships to ensure compliance with various laws and regulations applicable to these types of programs makes it imprudent for the Bank to continue with these programs.  The characteristics of the drug manufactures’ rebate card program significantly reduces the same level of required monitoring.

The sale of Small Business Administration (SBA) guaranteed loans is a significant contributor to the Bank’s income.  SBA guaranteed loans yield up to 3 3/4% over the New York prime rate, and the guaranteed portions can be sold at premiums, which vary with market conditions.  SBA loans are guaranteed by the full faith of the United States Government from 75 to 85 percent of the principal amount.

There can be no assurance that the gains on sale will continue at, or above, the levels realized in the past three years.  In addition, increasing competition among lenders for qualified SBA borrowers makes it difficult for the Bank to continually expand its program in this area, and may limit the level of premium that can be earned with regard thereto.

Non-Interest Expense

Salary and benefits expense for the nine months ended September 30, 2008 decreased $179,000 compared with the same periods in 2007.  The decrease was due to reduced bonus accruals and staff vacancies partially offset by merit pay increases and the hiring in March 2008 of four employees to staff the Salinas branch office, which opened during the second quarter of 2008.

Total occupancy and equipment expense for the nine months ended September 30, 2008 was $715,000 compared to $622,000 for the same period in 2007.  The increase was primarily due to rental expense for the Salinas branch office.

Professional fees for the nine months ended September 30, 2008 were $167,000 compared to $124,000 for the same period in 2007.  The increase was primarily due to an increase in loan collection expense.

Data processing expense for the nine months ended September 30, 2008 was $277,000 compared to $270,000 for the same period in 2007.  The increase of $7,000 was due primarily to growth in deposit accounts.

Other general and administrative expenses for the nine months ended September 30, 2008 totaled $2,747,000 compared with $2,580,000 for the same period in 2007, which is an increase of $167,000.  Significant changes occurred in the following categories; increases occurred in merchant credit card processing expense of $214,000, other real estate owned expense of $76,000, FDIC insurance premiums of $52,000, stationary/supplies of $32,000, ATM expense of $31,000, postage expense of $20,000, loan expense of $18,000 and insurance expense of $11,000; while decreases occurred in advertising expense of $55,000, business development of $33,000, director fees of $25,000, donations of $24,000, entertainment and meals of $18,000, shareholder expense of $18,000 and other losses of $11,000. Included in the Visa, Inc. initial public offering transaction was the reversal of a litigation reserve, established in 2007, of $110,000 representing the Bank’s share of the liability associated with the settlement by VISA of litigation brought by American Express and Discover.

Provision for Income Taxes

The tax provision was $801,000 for the nine months ended September 30, 2008 compared to tax provision of $1,278,000 for the same period in 2007, representing 44.24% and 46.25% of pre-tax income for those periods.  The amount of the tax provision is determined by applying the Corporation’s statutory income tax rates to pre-tax book income, adjusted for permanent differences between pre-tax book income and actual taxable income. Such permanent differences include but are not limited to tax-exempt interest income; increases in the cash surrender value of bank-owned life insurance, certain other expenses that are not allowed as tax deductions, and tax credits.

Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled.  The Bank maintains a valuation allowance with respect to deferred tax assets due to the uncertainty surrounding the realization of certain net deferred tax assets.

LOANS

Average loans represented 67.50% of average earning assets, and 62.96% of average total assets for the nine months ended September 30, 2008 compared with 75.15% and 69.20%, respectively during 2007. For the nine months ended September 30, 2008, average loans increased 19.25% to $167,304,000 from $140,301,000 for the same period in 2007.  Average real estate loans increased $21,949,000 (23.80%), average construction loans increased $1,923,000 (9.51%), average commercial loans increased $2,907,000 (10.70%), and average installment loans increased $224,000 (33.61%).

The Bank’s commercial and industrial loans are generally made for the purpose of providing working capital, financing the purchase of equipment or inventory, and other business purposes. Such loans generally have maturities of one year or longer.  Short-term business loans are generally intended to finance current transactions and typically provide for monthly interest payments with principal being payable at maturity or at 90-day intervals. Term loans (usually for a term of two to five years) normally provide for monthly installments of principal and interest.  The Bank from time to time utilizes accounts receivable and inventory as security for loans.

The Bank is a recognized leader for Small Business Administration lending in Monterey County, and holds SBA’s coveted Preferred Lender Status.  Generally, SBA loans are guaranteed, by the SBA, for 75 to 85 percent of their principal amount, which can be retained in portfolio or sold to investors.  Such loans are made at floating interest rates, generally with longer terms (up to 25 years) than are available on a conventional loan basis to small businesses.  The unguaranteed portion of the loans, although generally supported by collateral, is considered to be more risky than conventional commercial loans because they may be based upon credit standards the Bank would not otherwise apply, such as lower cash flow coverage, or longer repayment terms.

The Bank’s real estate loan portfolio consists of both real estate construction loans and real estate mortgage loans.  The Bank has initiated a program to generate more commercial and industrial real estate loans, which generally yield higher returns than normal commercial loans.  The Bank has also developed a broker program for generating residential real estate loans.  Real estate construction loans are made for a much shorter term, and often at higher interest rates, than conventional single-family residential real estate loans.  The cost of administering such loans is often higher than for other real estate loans, as principal is drawn on periodically as construction progresses.

The Bank also makes real estate loans secured by a first deed of trust on single family residential properties and commercial and industrial real estate.  California commercial banks are permitted, depending on the type and maturity of the loan, to lend up to 90 percent of the fair market value of real property (or more if the loan is insured either by private mortgage insurers or governmental agencies).  In certain instances, the appraised value may exceed the actual amount that could be realized on foreclosure, or declines in market value subsequent to making the loan can impair the Bank’s security.

Consumer loans are made for the purpose of financing the purchase of various types of consumer goods, home improvement loans, auto loans and other personal loans.  Consumer installment loans generally provide for monthly payments of principal and interest, at a fixed rate.  Most of the Bank’s consumer installment loans are generally secured by the personal property being purchased.  The Bank generally makes consumer loans to those customers with a prior banking relationship with the Bank.

Non-performing and Non-accrual Loans

The Bank’s present policy is to cease accruing interest on loans which are past due as to principal or interest 90 days or more, except for loans which are well secured or when collection of interest and principal is deemed likely.  When a loan is placed on non-accrual, previously accrued and unpaid interest is generally reversed out of income unless adequate collateral from which to collect the principal of, and interest on, the loan appears to be available.

The Bank generally repurchases from the secondary market the guaranteed portion of Small Business Administration (SBA) guaranteed loans when those loans are placed on non-accrual status.  After the foreclosure and collection process is complete, the SBA reimburses the Bank for this principal balance.  Therefore, although these balances do not earn interest during this period, they generally do not result in a loss of principal to the Bank.  The information provided in the following table is net of the amounts guaranteed by the Small Business Administration.

The following table presents information with respect to loans which, as of the dates indicated, were past due 90 days or more or were placed on non-accrual status (referred to collectively as “non-performing loans”):

	Nine months as of		Twelve months as of
	September 30,		December 31,
	2008	2007	2007
	(Dollars in thousands)
Accruing,
past due 90 days or more:

Real Estate	$—	$—	$—
Commercial	—	—	—
Installment	—	—	—
Other	—	—	—
Total accruing	—	—	—

Nonaccrual loans:

Real Estate	3,929	—	3,200
Commercial	1,165	41	41
Installment	155	155	155
Other	—	—	—
Total nonaccrual	5,249	196	3,396

Total nonperforming	$5,249	$196	$3,396

Total loans end of period	$162,323	$158,334	$171,126

Ratio of non-performing loans to total loans at end of period	3.23%	0.12%	1.98%

Summary of Loan Loss Experience

			As of the
	As of the period		Year ended
	Ended September 30,		December 31,
	2008	2007	2007
	(Dollars in thousands)

Average loans outstanding	$167,304	$140,301	$146,944

Allowance, beginning of period	$2,028	$1,409	$1409

Loans charged off during period:
Commercial	—	249	249
Installment	—	1	1
Real Estate	—	—	—
Other	—	—	—
Total charge offs	—	250	250

Recoveries during period:
Commercial	2	1	—
Installment	—	—	—
Real Estate	—	—	—
Other	—	—	4
Total recoveries	2	1	4

Net loans charged off during the period	(2)	249	246

Additions to allowance for possible loan losses	250	415	865

Allowance, end of period	$2,280	$1,575	$2,028
Ratio of net loans charged off to average loans outstanding during the period	0.00%	0.18%	0.17%
Ratio of allowance to total loans at end of period	1.40%	1.00%	1.19%
Ratio of allowance for loan losses to non-performing loans at end of period	43.44%	803.68%	59.72%

Non-performing Assets

The following table presents information with respect to nonperforming assets, as of the dates indicated. The non-accrual loans are net of the guaranteed portion of Small Business Administration loans and the other real estate owned was acquired through foreclosure.  The other real estate owned was recorded at fair value on the date of acquisition.  Subsequent to the acquisition of one of the properties a write down of $532,000 was recorded based on a current appraisal less estimated selling costs.

			As of the
	As of the period		Year ended
	Ended September 30,		December 31,
	2008	2007	2007
	(Dollars in thousands)
Nonaccrual loans	$5,249	$196	$3,396
Other real estate owned, net	6,349	—	—
Total nonperforming assets	$11,598	$196	$3,396

Nonperforming loans to total gross loans	3.23%	0.12%	1.98%
Nonperforming assets to total gross loans plus other real estate owned	6.88%	0.12%	1.98%

Deposits

Average interest bearing and non-interest bearing deposits for the nine months ended September 30, 2008 were $178,565,000 an increase of 28.65% compared with the same period in 2007.  Average certificates of deposit represented 73.00% of average deposits for the nine months ended September 30, 2008 compared with 66.30% for the same period in 2007.  Average interest bearing checking, money market and savings accounts as a group were 12.56% of average deposits for the nine months ended September 30, 2008 compared with 15.13% for the same period in 2007.  Average demand deposits represented 14.44% of average deposits for the nine months ended September 30, 2008 compared with 18.57% for the same period in 2007.

The following table sets forth the scheduled maturities of the Company’s time deposits in denominations of $100,000 or greater at September 30, 2008:

Maturities of Time Deposits of
$100,000 or More

(Dollars in Thousands)

Three months or less	$12,517
Over three months through nine months	7,959
Over nine months through twelve months	17,151
Over twelve months	18,758
Total	$56,385

Borrowing

The Corporation has a $3,000,000 revolving line of credit from Marshall & Ilsley Bank with a variable interest rate based on the one month LIBOR Rate plus 2.25% with a minimum rate of 4.50% and maturity date of March 31, 2009.  The line of credit is collateralized by 100% of the outstanding shares of Monterey County Bank stock.  At September 30, 2008, $2,500,000 was outstanding on the line and the interest rate was 4.50%.   The Company utilized $2,000,000 of the borrowings for a capital contribution into Monterey County Bank.

The Bank has lines of credit from the Federal Home Loan Bank (FHLB) of San Francisco, Bank of the West, Marshall & Ilsley Bank, Pacific Coast Bankers’ Bank and The Independent Bank with remaining available borrowing capacity on September 30, 2008 of $5,508,000 (based on pledged collateral), $4,500,000, $5,000,000, $6,000,000 and $5,000,000, respectively.  The Federal Home Loan Bank line of credit has a maximum borrowing capacity of twenty five percent (25%) of the Bank’s total assets, adjusted quarterly.  The Federal Home Loan Bank line of credit is secured by a portion of the Bank’s real estate secured loans and securities at September 30, 2008.  The total principal balance of pledged loans was $37,620,000 and securities of $51,923,000.  The following table provides information on twenty FHLB advances totaling $60,500,000 and outstanding at September 30, 2008.

		Funding	Maturity
Amount	Rate	Date	Date
$1,000,000	7.72%	6/1/00	6/3/30
4,000,000	5.96%	8/2/04	7/28/34
5,000,000	5.63%	12/24/04	12/22/34
2,000,000	5.13%	5/4/05	5/1/35
3,000,000	4.30%	6/17/05	6/17/10
5,000,000	4.96%	11/14/05	11/15/10
2,250,000	4.75%	1/26/06	1/26/11
1,750,000	4.72%	1/26/06	1/26/11
1,500,000	5.52%	7/17/06	7/18/11
3,500,000	5.49%	7/17/06	7/18/11
1,000,000	5.22%	8/25/06	8/25/11
2,000,000	5.31%	11/17/06	11/17/36
5,000,000	5.88%	6/29/07	6/29/37
5,000,000	5.20%	7/30/07	7/30/12
2,500,000	4.88%	8/20/07	8/20/10
5,000,000	5.00%	9/18/07	9/18/14
3,000,000	4.84%	10/1/07	10/1/12
4,000,000	2.70%	1/24/08	1/24/11
2,000,000	2.23%	5/14/08	11/14/08
2,000,000	3.32%	5/14/08	5/16/11
$60,500,000

The Bank of the West, Marshall & Ilsley Bank, Pacific Coast Bankers’ Bank and The Independent Bank federal funds lines of credit are unsecured.  The Bank did not utilize any overnight borrowings in 2008 or 2007.

The Bank has a letter of credit in the amount of $330,000, expiring April 17, 2011, issued by Federal Home Loan Bank of San Francisco, which is used to secure local agency deposits.  The beneficiary of the letter of credit is the Administrator of Local Agency Security, Department of Financial Institutions.

Capital Resources

The Corporation maintains capital to comply with regulatory requirements, to provide a margin of safety for its depositors and stockholders, and to provide for future growth and the ability to pay dividends.  At September 30, 2008, stockholders’ equity was $12,117,000 versus $14,434,000 at December 31, 2007.  The Corporation paid cash dividends to shareholders of $0 and $461,000 for the nine months ended September 30, 2008 and for the year ended December 31, 2007, respectively.  The Bank paid cash dividends to the Corporation of $0 and $800,000 for the nine months ended September 30, 2008 and for the year ended December 31, 2007, respectively.

The FDIC and Federal Reserve Board have adopted capital adequacy guidelines for use in their examination and regulation of banks and bank holding companies.  If the capital of a bank or bank holding company falls below the minimum levels established by these guidelines, it may be denied approval to acquire or establish additional banks or non-bank businesses, or the FDIC or Federal Reserve Board may take other administrative actions.  The guidelines employ two measures of capital:  (1) risk-based capital and (2) leverage capital.

In general, the risk-based capital guidelines provide detailed definitions of which obligations will be treated as capital, and assign different weights to various assets and off-balance sheet items, depending upon the perceived degree of credit risk associated with each asset.  Each asset is assigned to one of four risk-weighted categories.  For example, 0 percent for cash and unconditionally guaranteed government securities; 20 percent for deposits with other banks and fed funds; 50 percent for state bonds and certain residential real estate loans; and 100 percent for commercial loans and other assets.  Capital is categorized as either Tier 1 capital, consisting of common stock and retained earnings (or deficit), or Tier 2 capital, which includes limited-life preferred stock and allowance for loan losses (subject to certain limitations).  The guidelines also define and set minimum capital requirements (risk-based capital ratios), which increased over a transition period, ended December 31, 1992.  Under the final 1992 rules, all banks were required to maintain Tier 1 capital of at least 4 % and total capital of 8.0% of risk-adjusted assets. The Bank had a Tier 1 capital to total risk-adjusted assets capital ratio of 12.17% and 11.64% at September 30, 2008 and 2007, respectively.  The Bank’s Tier 1 capital exceeds the minimum regulatory requirement by $15,919,000.  The Bank had a Total Risk-Based capital to risk-adjusted assets ratio of 13.39% and 12.48% at September 30, 2008 and 2007, respectively.  The Bank’s Total Risk-Based capital exceeds the minimum regulatory requirement by $10,494,000.

The Tier 1 leverage capital ratio guidelines require a minimum leverage capital ratio of 4% of Tier 1 capital to total assets less goodwill.  The Bank had a leverage capital ratio of 8.75% and 8.89% at September 30, 2008 and 2007, respectively.  The Bank’s Tier 1 leverage capital exceeds the minimum regulatory requirement by $12,869,000.

Under regulatory guidelines, the $8 million in Trust Preferred Securities outstanding qualify as Tier 1 capital up to 25% of Tier 1 capital.  Any additional Trust Preferred Securities will qualify as Tier 2 capital.

The Corporation’s Board of Directors approved a stock repurchase program pursuant to which the Corporation, from time to time and at management’s discretion, may repurchase up to $500,000 of the Corporation’s outstanding shares.  The Corporation repurchased 46,010 shares of common stock at an average cost of $7.51 per share in open market transactions during the nine months ended September 30, 2008.

Liquidity

Liquidity represents a bank’s ability to provide sufficient cash flows or cash resources in a manner that enables it to meet obligations in a timely fashion and adequately provides for anticipated future cash needs.  For the Bank, liquidity considerations involve the capacity to meet expected and potential requirements of depositors seeking access to balances and to provide for the credit demands of borrowing customers.  In the ordinary course of the Bank’s business, funds are generated from the repayment of loans, maturities within the investment securities portfolio and the acquisition of deposit balances and short-term borrowings.  In addition, the Bank has a secured borrowing arrangement with the Federal Home Loan Bank of San Francisco of approximately $66,338,000, based on twenty five per cent of the Bank’s total assets as reported in the most recent quarterly Consolidated Reports of Condition and Income for a bank with Domestic Offices Only. The line of credit is subject to pledging of acceptable collateral.  Additionally the Bank has unsecured federal funds lines of credit with Bank of the West, Marshall & Ilsley Bank, Pacific Coast Bankers’ Bank and The Independent Bank of $4,500,000, $5,000,000, $6,000,000 and $5,000,000, respectively; to meet temporary liquidity requirements.  Available borrowing capacities on September 30, 2008 were $4,500,000, $5,000,000, $6,000,000 and $5,000,000, respectively.

As a matter of policy, the Bank seeks to maintain a level of liquid assets, including marketable investment securities, equal to a least 15 percent of total assets (“total liquidity”). Additionally the Bank maintains secondary sources of liquidity (borrowing lines from other institutions) equal to at least an additional 10 percent of assets.  Within these ratios, the Bank generally has excess funds available to sell as federal funds on a daily basis, and is able to fund its own liquidity needs without the need of short-term borrowing.  The Bank’s total liquidity at September 30, 2008 and 2007 was 33.23% and 25.20%, respectively, while its average loan to average deposit ratio for such years was 93.69% and 101.08%, respectively.

Brokered deposits are deposit instruments, such as certificates of deposit, deposit notes, bank investment contracts and certain municipal investment contracts that are issued through brokers and dealers who then offer and/or sell these deposit instruments to one or more investors.  Additionally, deposits on which a financial institution pays an interest rate significantly higher than prevailing rates are considered to be brokered deposits.  Federal law and regulation restricts banks from soliciting or accepting brokered deposits, unless the bank is well capitalized under Federal guidelines.  The Bank had $2,656,000 in brokered deposits through the Certificate of Deposit Account Registry Service (CDARS) at September 30, 2008 compared with no brokered deposits at September 30, 2007.

Interest Rate Risk

Management of interest rate sensitivity (asset/liability management) involves matching and repricing rates of interest-earning assets with interest-bearing liabilities in a manner designed to optimize net interest income within the constraints imposed by regulatory authorities, liquidity determinations and capital considerations.  The Bank instituted formal asset/liability policies at the end of 1989.

The purpose for asset/liability management is to provide stable net interest income growth by protecting the Bank’s earnings from undue interest rate risk.  The Bank expects to generate earnings from increasing loan volume, appropriate loan pricing and expense control and not from trying to accurately forecast interest rates.  Another important function of asset/liability management is managing the risk/return relationships between interest rate risk, liquidity, market risk and capital adequacy.  The Bank gives priority to liquidity concerns followed by capital adequacy, then interest rate risk and market risk in the investment portfolio.  The policy of the Bank will be to control the exposure of the Bank’s earnings to changing interest rates by generally maintaining a position within a narrow range around an “earnings neutral position.” An earnings neutral position is defined as the mix of assets and liabilities that generate a net interest margin that is not affected by interest rate changes.  However, Management does not believe that the Bank can maintain a totally earnings neutral position.  Further, the actual timing of repricing of assets and liabilities does not always correspond to the timing assumed by the Bank for analytical purposes.  Therefore, changes in market rates of interest will generally impact the Bank’s net interest income and net interest margin for long or short periods of time.

The Bank monitors its interest rate risk on a quarterly basis through the use of a model which calculates the effect on earnings of changes in the fed funds rate.  The model converts a fed funds rate change into rate changes for each major class of asset and liability, then simulates the bank’s net interest margin based on the bank’s actual repricing over a one year period, assuming that maturities are reinvested in instruments identical to those maturing during the period.  The following table shows the affect on net interest income of an upward or downward rate shocks at September 30, 2008.

Rate Shock Increase(Decrease) in Basis Points	Percent Increase(Decrease) in Net Interest Income	Asset/Liability Policy Limits for Increase(Decrease) in Net Interest Income
100	3.9%	10.0%
(100)	(5.4)%	(10.0)%
200	7.8%	20.0%
(150)	(8.1)%	(20.0)%

Investment Securities

The Corporation maintains a trading account, at fair value, consisting of marketable securities.  At September 30, 2008 and 2007 the account value was $591,000 and $1,331,000, respectively.  The Corporation has investments of $20,000 in AT Service LLC, which provides title insurance services for commercial, industrial and residential properties, as well as other real estate related financial and informational services, including escrow, real estate information, trustee sale guarantees and real estate tax exchanges, and $10,000 in Metrocities Mortgage, LLC.  In addition, the Corporation has investments in Northern California Bancorp Trust I of $93,000 and Northern California Bancorp Trust II of $155,000.

These are special-purpose trust subsidiaries which were formed to facilitate the issuance of trust preferred securities.

The following table sets forth the book and market value of the investment securities at September 30, 2008:

	INVESTMENT PORTFOLIO MIX SEPTEMBER 30, 2008
(in thousands)	Book Value	Market Value
Investment Securities, Available for Sale
Corporate Debt Securities	$1,500	$1,500
State/Local Agency Bonds	22,405	20,161
Mortgage Backed Securities	2,677	2,753
U.S. Government Agency Securities	54,400	51,924
Total	$80,982	$76,338

	INVESTMENT PORTFOLIO MIX SEPTEMBER 30, 2008
	Book Value	Market Value
Other Investments, at cost
AT Services LLC	$20	$20
Metrocities Mortgage, LLC	10	10
Federal Home Loan Bank stock, restricted	2,881	2,881
Northern California Bancorp, Inc. Trust I	93	93
Northern California Bancorp, Inc. Trust II	155	155
Independent Bankers Financial Corporation	51	51
Visa, Inc. Stock	426	437
	$3,636	$3,647

The following table summarizes the maturity of the investment securities at September 30, 2008:

	INVESTMENT PORTFOLIO MATURITIES
	(Dollars in thousands)
	Amortized Cost	Fair Value
Available for Sale
Due between five and ten years	$417	$367
Due between ten and fifteen years	51,771	49,399
Due over fifteen years	28,794	26,572
	$80,982	$76,338

Item 4T.  Controls and Procedures

(a) The Bank’s Chief Executive Officer and its Chief Financial Officer, after evaluating the effectiveness of the Bank’s disclosure controls and procedures as defined in Exchange Act Rules 13a-15(e) promulgated under the Exchange Act as of the end of the period covered by this report (the “Evaluation Date”) have concluded that as of the Evaluation Date, the Bank’s disclosure controls and procedures were adequate and effective to ensure that material information relating to the Bank would be made known to them by others within the Bank, particularly during the period in which this report was being prepared.  Disclosure controls and procedures are designed to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Securities and Exchange Commission’s rules and forms.  Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in the reports that we file under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

(b) Changes in Internal Controls:  In the quarter ended September 30, 2008, the Company did not make any significant changes in, nor take any corrective actions regarding, its internal controls or other factor that could significantly affect these controls.